UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )
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Filed by a Party other than the Registrant ☐
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☐	Soliciting Material under §240.14a-12

Drew Industries Incorporated
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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3501 County Road 6 East Elkhart, IN 46514 (574) 535-1125
INDUSTRIES INCORPORATED

April 10, 2015

Dear Fellow Stockholders:

You are cordially invited to join us for our 2015 Annual Meeting of Stockholders, which will be held at the Rosewood Crescent Hotel, 400 Crescent Court, Dallas, Texas 75201 on May 21, 2015 at 9:00 A.M.

The Secretary’s Notice of Annual Meeting of Stockholders and the Proxy Statement that follow describe the business to be conducted at the annual meeting.

Your vote is important. Whether or not you attend the meeting, we encourage you to submit your proxy vote by Internet as described in the following materials or by completing and signing the enclosed proxy card and returning it in the envelope provided. This will ensure that your shares are represented at the meeting. Even if you submit a proxy, you may revoke it at any time before it is voted. If you attend the meeting and wish to vote in person, you will be able to do so even if you have previously returned your proxy card.

We appreciate your support of our Company.

Sincerely,

JAMES F. GERO

Chairman of the Board

DREW INDUSTRIES INCORPORATED
3501 County Road 6 East
Elkhart, Indiana 46514

Notice of Annual Meeting of Stockholders
to be held May 21, 2015

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Drew Industries Incorporated (the “Company”) will be held at the Rosewood Crescent Hotel, 400 Crescent Court, Dallas, Texas 75201 on May 21, 2015 at 9:00 A.M., for the following purposes:

(1)	To approve an amendment to the Company’s Restated Certificate of Incorporation to increase the authorized number of shares of Common Stock from 30,000,000 to 75,000,000 shares;

(2)	To approve an amendment to the Company’s Restated Certificate of Incorporation to change the restrictions on the size of the Board contained in the Restated Certificate of Incorporation;

(3)	To elect nine Directors to serve until the next Annual Meeting of Stockholders, each as recommended by the Board of Directors;

(4)	An advisory vote to approve the compensation of the Company’s named executive officers as disclosed in the accompanying Proxy Statement;

(5)	To ratify the appointment of KPMG LLP as independent auditor for the Company for the year ending December 31, 2015; and

(6)	To transact such other corporate business as may properly come before the meeting or any adjournment or postponement thereof.
The Board of Directors has fixed March 27, 2015 as the record date for the meeting, and only holders of record of the Company’s Common Stock at the close of business on that date will be entitled to vote on all matters to be considered at the meeting or any adjournment or postponement thereof.
A list of all stockholders entitled to vote at the meeting will be available for inspection for the ten days prior to the meeting at the office of the Company and will be available for inspection at the time of the meeting, at the place thereof.

By Order of the Board of Directors,

ROBERT A. KUHNS
Vice President-Chief Legal Officer and Secretary
Dated: April 10, 2015
Elkhart, IN

NOTICE TO HOLDERS OF COMMON STOCK
YOUR PROXY IS IMPORTANT TO ENSURE A QUORUM AT THE MEETING.
IF YOU DO NOT EXPECT TO ATTEND THE MEETING, PLEASE SIGN AND
RETURN THE ENCLOSED PROXY CARD SO THAT YOU WILL BE REPRESENTED.
A POST-PAID ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.
IF YOU ARE VOTING OVER THE INTERNET, PLEASE DO NOT RETURN
THE ENCLOSED PROXY CARD.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL STOCKHOLDER MEETING TO BE HELD ON MAY 21, 2015.

THIS NOTICE OF ANNUAL MEETING, PROXY STATEMENT AND OUR 2014 ANNUAL REPORT TO STOCKHOLDERS, INCLUDING OUR 2014 ANNUAL REPORT ON FORM 10-K, ARE AVAILABLE AT HTTP://WWW.PROXYVOTE.COM.

3

TABLE OF CONTENTS

Page
PROXY STATEMENT	4
General Information	4
THE COMPANY	5
VOTING SECURITIES	5
Vote Required on Proposals	5
Recommendations of the Board of Directors	6
Principal Holders of Voting Securities	6
Security Ownership of Certain Beneficial Owners and Management	7
Compliance with Section 16(a) of the Exchange Act	8
Proposal 1. AMENDMENT TO CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED SHARES OF COMMON STOCK	9
Introduction	9
Proposed Amendment to Restated Certificate of Incorporation	9
Purpose and Effect of the Proposed Amendment	9
Vote Necessary to Approve the Amendment	10
Proposal 2. AMENDMENT TO CERTIFICATE OF INCORPORATION TO CHANGE THE RESTRICTIONS ON THE SIZE OF THE BOARD CONTAINED IN THE RESTATED CERTIFICATE OF INCORPORATION	10
Introduction	10
Proposed Amendment to Restated Certificate of Incorporation	10
Purpose and Effect of the Proposed Amendment	10
Vote Necessary to Approve the Amendment	11
Proposal 3. ELECTION OF DIRECTORS	11
Director Qualifications and Selection Process	11
Our Director Nominees	12
CORPORATE GOVERNANCE AND RELATED MATTERS	14
Statement Regarding Corporate Governance	14
Board of Directors and Director Independence	14
Leadership Structure	15
Executive Sessions	15
Risk Management Oversight	15
Contacting the Board of Directors	15
Board Committees	15
Compensation-Related Risk	16
Compensation Recoupment Policy	16
Stock Options, Deferred Stock Units and Restricted Stock	17
Director Stock Ownership Requirements	17
Employees and Directors Guidelines for Business Conduct	17
Management and Board Succession	17
Disclosure Committee	17
Whistleblower Policy	17
DIRECTOR COMPENSATION	18
Discussion of Director Compensation	18
EXECUTIVE COMPENSATION	19
Named Executive Officers	19
Other Officer	19
Compensation Discussion and Analysis	19

DREW INDUSTRIES INCORPORATED
3501 County Road 6 East
Elkhart, Indiana 46514

PROXY STATEMENT
2015 ANNUAL MEETING OF STOCKHOLDERS

General Information
The Board of Directors of Drew Industries Incorporated, a Delaware corporation (the “Company”), is soliciting proxies for use at the Annual Meeting of Stockholders to be held at the Rosewood Crescent Hotel, 400 Crescent Court, Dallas, Texas 75201 on May 21, 2015 at 9:00 A.M., or any adjournment or postponement thereof, at which holders of record of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”), at the close of business on March 27, 2015 (the “Record Date”) shall be entitled to vote on all matters considered at the meeting.
All validly completed and executed proxies received by the Company (whether by mail or via the Internet) in time for the Annual Meeting will be voted in the manner indicated on the proxies and, if no contrary instructions are indicated, “FOR” Proposals 1 and 2, “FOR” the Directors named in Proposal 3, and “FOR” Proposals 4 and 5. If specific instructions are indicated, the proxies will be voted in accordance with such instructions. Each proxy executed and returned by holders of the Common Stock may be revoked at any time thereafter, except as to matters upon which, prior to such revocation, a vote shall have been cast pursuant to the authority conferred by such proxy. A proxy may be revoked by giving written notice of revocation to the Secretary of the Company or to any of the other persons named as proxies, or by giving a proxy with a later date, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting alone will not revoke a proxy. This Proxy Statement and the accompanying form of proxy card solicited from holders of the Common Stock are expected to be sent or given to stockholders on or about April 10, 2015.
If you are the record holder of your shares (that is, you hold shares of the Company’s Common Stock in your own name and not through your broker or another nominee), you may choose to submit your proxy via the Internet. The website to submit your proxy via the Internet is www.proxyvote.com. You may submit your proxy via the Internet 24 hours a day until 11:59 P.M., Eastern Time, on May 20, 2015. You will be able to confirm that your instructions have been properly recorded. If your shares are held in “street name” (that is, in the name of a bank, broker or other holder of record), you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Submitting your proxy via the Internet also will be available to stockholders owning shares held in “street name”. If you submit your proxy via the Internet, you do not need to return your proxy card.
The cost of solicitation by the Company, including postage, printing and handling, and the expenses incurred by brokerage firms, custodians, nominees and fiduciaries in forwarding proxy material to beneficial owners will be borne by the Company. The solicitation is to be made primarily by mail, but may be supplemented by telephone calls, telegrams and personal solicitation. The Company has also retained Georgeson Inc. ("Georgeson") to assist in the solicitation of proxies for a fixed fee of $25,000, plus out-of-pocket expenses. In addition, the Company has agreed to indemnify Georgeson against certain liabilities and expenses arising out of or in connection with the engagement. Management may also use the services of Directors and employees of the Company to solicit proxies, without additional compensation.
The Annual Report to Stockholders of the Company for the year ended December 31, 2014, together with this Proxy Statement, is being mailed to each stockholder of record who requested paper copies of these materials.
THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2014 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (INCLUDING THE CONSOLIDATED FINANCIAL STATEMENTS) IS PART OF THE ANNUAL REPORT TO STOCKHOLDERS WHICH ACCOMPANIES THIS PROXY STATEMENT. ADDITIONAL COPIES WILL BE FURNISHED TO ANY STOCKHOLDER WITHOUT CHARGE UPON REQUEST TO THE COMPANY AT 3501 COUNTY ROAD 6 EAST, ELKHART, INDIANA 46514, TELEPHONE (574) 535-1125, E-MAIL DREW@DREWINDUSTRIES.COM. THE ANNUAL REPORT ON FORM 10-K IS ALSO AVAILABLE THROUGH LINKS ON THE COMPANY’S WEBSITE AT WWW.DREWINDUSTRIES.COM AND AT WWW.PROXYVOTE.COM.

THE COMPANY
Drew Industries Incorporated (“Drew” or the “Company”), through its wholly-owned subsidiary Lippert Components, Inc. and its subsidiaries (collectively, “Lippert Components”), supplies a broad array of components for the leading manufacturers of recreational vehicles (“RVs”) and manufactured homes, as well as the aftermarket for these industries. To a lesser extent, Drew, through Lippert Components, also manufactures components for adjacent industries including buses; trailers used to haul boats, livestock, equipment and other cargo; modular housing; and factory-built mobile office units.
The Company was incorporated under the laws of Delaware on March 20, 1984, and is the successor to Drew National Corporation, which was incorporated under the laws of Delaware in 1962. The Company’s principal executive and administrative offices are located at 3501 County Road 6 East, Elkhart, Indiana 46514; telephone number (574) 535-1125; website: www.drewindustries.com; e-mail: drew@drewindustries.com. Note that the information located on our website, whether or not referred to in this Proxy Statement, is not incorporated by reference into this Proxy Statement.
VOTING SECURITIES
The Company’s Common Stock trades on the New York Stock Exchange (“NYSE”) under the symbol “DW”.
Stockholders of record will be entitled to one vote on each matter for each share of Common Stock held on the Record Date. At the close of business on the Record Date, there were 24,132,820 shares of our Common Stock outstanding and eligible to vote at the Annual Meeting. A majority of the outstanding shares of Common Stock must be present or represented by proxy at the meeting in order to have a quorum for the transaction of business. Abstentions and broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum. “Broker non-votes” means shares held of record by a broker for which the broker has not received voting instructions from the beneficial owner of the shares and lacks the authority to vote the shares in its discretion. Broker non-votes are not counted as votes cast for any purpose in determining whether a matter has been approved.
If the persons present or represented by proxy at the meeting constitute the holders of less than a majority of the outstanding shares of Common Stock as of the Record Date, the Annual Meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum. Votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and, if possible, broker non-votes.
Vote Required on Proposals
Proposal 1–Amendment to Restated Certificate of Incorporation to Increase Authorized Shares of Common Stock: To be approved, this proposal requires an affirmative vote of a majority of the outstanding shares of Common Stock. This means that abstentions and broker non-votes will have the same effect as negative votes. Proposal 1 is not considered a “routine” matter under the NYSE rules and, therefore, brokerage firms and nominees that are members of the NYSE will not be able to vote the shares of customers from whom they have not received voting instructions with regard to this proposal.
Proposal 2–Amendment to Restated Certificate of Incorporation to Change the Restrictions on the Size of the Board Contained in the Restated Certificate of Incorporation: To be approved, this proposal requires an affirmative vote of a majority of the outstanding shares of Common Stock. This means that abstentions and broker non-votes will have the same effect as negative votes. Proposal 2 is not considered a “routine” matter under the NYSE rules and, therefore, brokerage firms and nominees that are members of the NYSE will not be able to vote the shares of customers from whom they have not received voting instructions with regard to this proposal.
Proposal 3–Election of Directors: Directors are elected by a plurality of the votes cast at the meeting. This means that the nominees who receive the most votes will be elected as directors to fill the seats open for election until the next annual meeting or until their successors shall be elected and qualify. The Company does not have cumulative voting. Under the NYSE rules, your brokerage firm or other nominee that is a member of the NYSE is not permitted to vote your shares with respect to Proposal 3 without specific instructions from you as to how to vote with respect to the election of each of the nominees for director, because the election of directors is not considered a “routine” matter under the NYSE rules. Abstentions, and broker non-votes represented by submitted proxies, will not be taken into account in determining the outcome of this proposal.
Proposal 4–Advisory Vote on Executive Compensation: To be approved, this advisory proposal requires an affirmative vote of a majority of the votes cast. This means that the votes that our stockholders cast “FOR” this proposal must exceed the votes that our stockholders cast “AGAINST” this proposal at the meeting. Because your vote is advisory, it will not be binding on the Board of Directors or the Company. Proposal 4 is not considered a “routine” matter under the NYSE rules and, therefore, brokerage firms and nominees that are members of the NYSE will not be able to vote the shares of customers from whom they have not received voting instructions with regard to this proposal. Abstentions, and broker non-votes represented by submitted proxies, will not be taken into account in determining the outcome of this proposal.
Proposal 5–Appointment of Auditors: To be approved, this proposal requires an affirmative vote of a majority of the votes cast. This means that the votes that our stockholders cast “FOR” this proposal must exceed the votes that our stockholders cast “AGAINST”

this proposal at the meeting. Proposal 5 is considered a “routine” matter under the NYSE rules and, therefore, brokerage firms and nominees that are members of the NYSE have the authority under those rules to vote their customers’ shares on Proposal 5 if their customers have not furnished voting instructions within a specified period of time prior to the meeting. Abstentions will not be taken into account in determining the outcome of this proposal.
We are not currently aware of any other business to be acted upon at the Annual Meeting. If, however, other matters are properly brought before the meeting, or any adjournment or postponement of the meeting, your proxy includes discretionary authority on the part of the individuals appointed to vote your Common Stock or act on those matters according to their best judgment, including to adjourn the Annual Meeting.
In order to minimize the number of broker non-votes, if you hold your shares in "street name", the Company encourages you to provide voting instructions to the organization that holds your shares by carefully following the instructions provided in the notice provided by such organization.
Recommendations of the Board of Directors
The Board of Directors recommends that you vote FOR approval of the amendment to the Company’s Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock (Proposal 1), FOR approval of the amendment to the Company’s Restated Certificate of Incorporation to change the restrictions on the size of the Board contained in the Restated Certificate of Incorporation (Proposal 2), FOR each of the nominees for the Board of Directors (Proposal 3), FOR advisory approval of the compensation of the Company’s named executive officers (Proposal 4), and FOR ratification of the appointment of KPMG LLP as the Company’s independent auditor for the fiscal year ending December 31, 2015 (Proposal 5).
Principal Holders of Voting Securities
Set forth below is information with respect to each person known to the Company on March 27, 2015 to be the beneficial owner of more than five percent of any class of the Company’s voting securities. Unless otherwise noted, the stockholders listed in the table have sole voting and investment power with respect to the shares of Common Stock owned by them.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Approximate Percent of Class(1)

Columbia Wanger Asset Management, LLC(2)	2,695,700	11.1%
227 West Monroe Street, Suite 3000 Chicago, IL 60606

BlackRock, Inc. (3)	2,000,094	8.3%
55 East 52nd Street New York, NY 10022

T. Rowe Price Associates, Inc. (4)	1,688,780	7.0%
100 E. Pratt Street Baltimore, MD 21202

The Vanguard Group, Inc. (5)	1,511,736	6.3%
100 Vanguard Boulevard Malvern, PA 19355

Royce & Associates, LLC(6)	1,220,800	5.0%
745 Fifth Avenue New York, NY 10151

(1)	Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission (“SEC”), and includes general voting power and/or investment power with respect to securities.

(2)
Based on information reported to the SEC in an amended Schedule 13G filed by Columbia Wanger Asset Management, LLC (“CWAM”) on February 11, 2015, reflecting beneficial ownership as of December 31, 2014. CWAM had sole voting power over 2,455,700 shares and sole dispositive power over 2,695,700 shares. CWAM does not directly own any shares of common stock. As the investment advisor of Columbia Acorn Fund and various other investment companies and managed accounts, CWAM may be deemed to beneficially own the shares reported. CWAM disclaims beneficial ownership of any shares reported.

(3)
Based on information reported to the SEC in an amended Schedule 13G filed by BlackRock, Inc. on January 23, 2015, reflecting beneficial ownership as of December 31, 2014. BlackRock had sole voting power over 1,948,813 shares and sole dispositive power over 2,000,094 shares.

(4)
Based on information reported to the SEC in an amended Schedule 13G filed by T. Rowe Price Associates, Inc. (“T. Rowe Price”) on February 13, 2015, reflecting beneficial ownership as of December 31, 2014. T. Rowe Price had sole voting power over 692,480 shares and sole dispositive power over 1,688,780 shares.

(5)
Based on information reported to the SEC in an amended Schedule 13G filed by The Vanguard Group on February 10, 2015, reflecting beneficial ownership as of December 31, 2014. The Vanguard Group had sole voting power over 29,992 shares, sole dispositive power over 1,483,844 shares, and shared dispositive power over 27,892 shares.

(6)	Based on information reported to the SEC in an amended Schedule 13G filed by Royce & Associates, LLC on January 8, 2015, reflecting beneficial ownership as of December 31, 2014.
To the knowledge of the Company, other than persons acting as nominees or custodians for various stock brokerage firms and banks, which persons do not have beneficial ownership of the Common Stock, no other person owns of record or beneficially more than five percent of the voting securities of the Company.
Security Ownership of Certain Beneficial Owners and Management
Set forth below is information with respect to beneficial ownership at March 27, 2015 of the Company’s voting securities by each Director, each of whom is a nominee for election, each other director nominee and by each of our executive officers named in the Summary Compensation Table herein, and by all Directors, director nominees and executive officers of the Company as a group. Unless otherwise noted, the stockholders listed in the table have sole voting and investment power with respect to the shares of Common Stock owned by them, and their address is c/o Drew Industries Incorporated, 3501 County Road 6 East, Elkhart, Indiana 46514.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Approximate Percent of Class (1)

James F. Gero, Director	193,912(2)	*

Frederick B. Hegi, Jr., Director	170,754(3)	*

Scott T. Mereness, Executive Officer	156,738(4)	*

Jason D. Lippert, Director and Executive Officer	128,783(5)	*

Leigh J. Abrams, Director	108,413(6)	*

John B. Lowe, Jr., Director	58,432(7)	*

David A. Reed, Director	43,332(8)	*

Brendan J. Deely, Director	13,033(9)	*

Robert A. Kuhns, Executive Officer	650(10)	*

Joseph S. Giordano III, Executive Officer	209(11)	*

Frank J. Crespo, Director Nominee	—	*

Kieran M. O’Sullivan, Director Nominee	—	*

All Directors, director nominees and executive officers as a group (13 persons including the above-named)	875,196(12)	3.6%

*	Represents less than 1 percent of the outstanding shares of Common Stock.

(1)
Beneficial ownership is determined in accordance with rules of the SEC, and includes general voting power and/or investment power with respect to securities. Shares of common stock subject to options or deferred stock units ("DSUs") currently exercisable or exercisable within 60 days of March 27, 2015 are deemed to be outstanding for the purpose of computing the amount of beneficial ownership and percentage of the person holding such options or DSUs, but are not deemed outstanding for computing the percentage of any other person.

(2)
Mr. Gero shares voting and dispositive power with respect to such shares with his wife. Includes options to purchase 7,500 shares at $13.49 per share and 11,500 shares at $13.67 per share, granted in November 2009 and 2010, respectively. Includes restricted stock representing 2,777 shares granted to Mr. Gero in November 2014.

(3)
Includes 69,000 shares owned of record by Hegi Family Holdings, LP, of which Mr. Hegi has sole voting and dispositive power with respect to such shares. Includes options to purchase 7,500 shares at $13.49 per share and 11,500 shares at $13.67 per share, granted in November 2009 and 2010, respectively. Includes restricted stock representing 2,777 shares granted to Mr. Hegi in November 2014.

(4)
Excludes DSUs representing 63,948 shares granted to Mr. Mereness, which are not issuable within 60 days. Excludes 83,528 shares subject to stock awards granted to Mr. Mereness, which are not issuable within 60 days. Includes options to purchase 12,000 shares at $13.49 per share, 17,600 shares at $13.67 per share and 17,600 shares at $17.17 per share, granted in November 2009, 2010 and 2011, respectively. Excludes options to purchase 4,400 shares at $13.67 per share and 4,400 shares at $17.17 per share, granted in November 2010 and 2011, respectively.

(5)
Excludes DSUs representing 58,395 shares granted to Mr. Lippert, which are not issuable within 60 days. Excludes 118,703 shares subject to stock awards granted to Mr. Lippert, which are not issuable within 60 days. Excludes options to purchase 5,600 shares at $13.67 per share and 5,600 shares at $17.17 per share, granted in November 2010 and 2011, respectively.

(6)
Includes options to purchase 11,400 shares at $13.49 per share and 18,000 shares at $13.67 per share, granted in November 2009 and 2010, respectively. Includes restricted stock representing 2,777 shares granted to Mr. Abrams in November 2014.

(7)
Includes options to purchase 7,500 shares at $13.49 per share and 11,500 shares at $13.67 per share, granted in November 2009 and 2010, respectively. Includes restricted stock representing 2,777 shares granted to Mr. Lowe in November 2014.

(8)	Includes options to purchase 11,500 shares at $13.67 per share, granted in November 2010. Includes restricted stock representing 2,777 shares granted to Mr. Reed in November 2014.

(9)	Includes restricted stock representing 2,777 shares granted to Mr. Deely in November 2014.

(10)
Excludes DSUs representing 6,743 shares granted to Mr. Kuhns, which are not issuable within 60 days. Excludes 1,251 shares subject to stock awards granted to Mr. Kuhns, which are not issuable within 60 days.

(11) Excludes DSUs representing 41,826 shares granted to Mr. Giordano, which are not issuable within 60 days. Excludes options to purchase 3,000 shares at $13.67 per share, granted in November 2010.

(12)	Includes 145,100 shares of Common Stock subject to options.
Compliance with Section 16(a) of the Exchange Act
Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and persons who beneficially own more than ten percent of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC and the NYSE. Officers, directors and greater than ten-percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.
Based on its review of the copies of such forms received by it, the Company believes that during 2014 all such filing requirements applicable to its officers and directors (the Company not being aware of any ten-percent stockholders during 2014 other than Columbia Wanger Asset Manager, LLC) were complied with.

Proposal 1. AMENDMENT TO CERTIFICATE OF INCORPORATION
TO INCREASE THE AUTHORIZED SHARES OF COMMON STOCK

Introduction
At the Annual Meeting there will be presented to stockholders a proposal to approve the adoption of an amendment to the Company’s Restated Certificate of Incorporation to increase the authorized number of shares of Common Stock by 45,000,000 shares to 75,000,000 shares. The Company’s Restated Certificate of Incorporation currently authorizes the issuance of 30,000,000 shares of Common Stock, par value $0.01 per share. As of March 27, 2015, there were 24,132,820 shares of our Common Stock outstanding, and an additional 1,251,712 shares reserved for issuance under the Company’s Equity Award and Incentive Plan.
Proposed Amendment to Restated Certificate of Incorporation
In March 2015, the Board of Directors adopted resolutions approving and declaring advisable the proposed amendment to Article FOURTH, Section A of the Company’s Restated Certificate of Incorporation, subject to approval of the Company’s stockholders at the Annual Meeting.
The following is the text of Section A of Article FOURTH of the Restated Certificate of Incorporation of the Company, as proposed to be amended:
“The total number of shares of all classes of stock which the Corporation shall have the authority to issue is seventy-five million (75,000,000) shares of Common Stock, par value $0.01 per share.”
Purpose and Effect of the Proposed Amendment
The Board of Directors believes that the availability of additional authorized but unissued shares of Common Stock will provide the Company with the flexibility to issue Common Stock for a variety of corporate purposes. The current number of shares outstanding or reserved for issuance is approaching the maximum number of currently authorized shares. Increasing the number of shares of Common Stock that the Company is authorized to issue would give the Company additional flexibility to adjust the stock price trading range with future stock splits and stock dividends, or to reserve additional shares for issuance under employee benefit plans. The Company has, in the past, split the shares outstanding. The Company could also use the additional shares of Common Stock to raise equity capital and to make acquisitions through the use of Common Stock, but it does not currently have any plans to do so. Other than as permitted or required under the Drew Industries Incorporated Equity Award and Incentive Plan, as amended and restated, and under outstanding stock-based awards, the Board of Directors has no immediate plans, understandings, agreements or commitments to issue additional Common Stock for any purposes.
No additional action or authorization by the Company’s stockholders would be necessary prior to the issuance of such additional authorized shares, unless required by applicable law or the rules of any stock exchange on which the Common Stock is then listed. The NYSE, on which the Common Stock is listed, currently requires stockholder approval prior to issuing shares in certain circumstances, including where the number of shares to be issued would exceed 20% of the number of shares outstanding prior to such issuance.
The additional shares of Common Stock authorized by the proposed amendment, if and when issued, would have the same rights and privileges as the shares of Common Stock currently authorized. The Company's Restated Certificate of Incorporation does not authorize the issuance of preferred stock. Under the Company’s Restated Certificate of Incorporation, the Company’s stockholders do not have preemptive rights with respect to Common Stock. Thus, should the Board of Directors elect to issue additional shares of Common Stock, existing stockholders would not have any preferential rights to purchase such shares. In addition, if the Board of Directors elects to issue additional shares of Common Stock, such issuance could have a dilutive effect on voting power and shareholdings of current stockholders.
The issuance of the additional shares of Common Stock could have the effect of diluting earnings per share and book value per share, which could adversely affect the Company’s existing stockholders. Issuing additional shares of Common Stock may also have the effect of delaying or preventing a change of control of the Company. The Company’s authorized but unissued Common Stock could be issued in one or more transactions that would make it more difficult or costly, and less likely, to affect a takeover of the Company. The proposed amendment to the Restated Certificate of Incorporation is not being recommended in response to any specific effort of which the Company is aware to obtain control of the Company, and the Board of Directors has no present intention to use the additional shares of Common Stock in order to impede a takeover attempt.
If the proposed amendment is adopted, it will become effective upon filing of a Certificate of Amendment to the Company’s Restated Certificate of Incorporation with the Delaware Secretary of State. In addition to this proposal, the Board is recommending a further amendment to our Restated Certificate of Incorporation. See "Proposal 2. Amendment to Certificate of Incorporation to Change the Restrictions on the Size of the Board Contained in the Restated Certificate of Incorporation." The approval of each proposed amendment is not conditioned on the approval of the other proposed amendment. The Certificate of Amendment ultimately filed with the State of Delaware would include the amendment described in this proposal only if it is approved by our stockholders.

Vote Necessary to Approve the Amendment
The affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is required to approve the adoption of the foregoing amendment to the Restated Certificate of Incorporation. See “Voting Securities-Vote Required on Proposals”. If the amendment is not approved by the stockholders, Article FOURTH of the Restated Certificate of Incorporation will remain in effect as it existed immediately prior to the proposed amendment, and we would remain subject to the existing 30,000,000 shares available for issuance.
The Board of Directors recommends that you vote FOR the amendment increasing the authorized number of shares of Common Stock to 75,000,000 shares.
Proposal 2. AMENDMENT TO CERTIFICATE OF INCORPORATION
TO CHANGE THE RESTRICTIONS ON THE SIZE OF THE BOARD CONTAINED
IN THE RESTATED CERTIFICATE OF INCORPORATION
Introduction
At the Annual Meeting there will be presented to stockholders a proposal to approve the adoption of an amendment to the Company’s Restated Certificate of Incorporation to provide that the number of directors of the Company shall be within a range of three to twelve persons. The Company’s Restated Certificate of Incorporation currently provides that the Board of Directors shall consist of not less than three nor more than seven directors, with the exact number within that range fixed from time to time in the by-laws. The Board of Directors currently consists of seven members, and the Board of Directors desires to increase the number of directors to nine at the Annual Meeting. See “Proposal 3. Election of Directors.” The Company does not have a staggered Board, and all directors are elected annually for one year terms. The Company’s by-laws provide that the number of directors shall be not less than three and not more than a number which shall be determined from time to time by resolution of the Board. If Proposal 2 is approved, the Board will fix the number of directors at nine at the Annual Meeting.
Proposed Amendment to Restated Certificate of Incorporation
In March 2015, the Board of Directors adopted resolutions approving and declaring advisable the proposed amendment to Article FIFTH, Section A of the Company’s Restated Certificate of Incorporation, subject to approval of the Company’s stockholders at the Annual Meeting.
The following is the text of Section A of Article FIFTH of the Restated Certificate of Incorporation of the Company, as proposed to be amended:
“The business and affairs of the Corporation shall be managed under the direction of the Board of Directors, which shall consist of not less than three nor more than twelve persons. The exact number of directors that constitute the whole Board within the minimum and maximum limitations specified in the preceding sentence shall be such number as from time to time shall be fixed by, or in the manner provided in, the Corporation’s by-laws.”
Purpose and Effect of the Proposed Amendment
Under Delaware law, the number of directors of a corporation is fixed by the by-laws, or in a manner specified in the by-laws, unless the certificate of incorporation fixes the number of directors. The Board believes that the current restriction on the maximum size of the Board in the Restated Certificate of Incorporation, which was originally adopted in 1984, is no longer appropriate for the size of the Company and its plans for continued growth. The size of the Board has increased from time to time since 1984 as the Company has steadily grown and as the responsibilities of the Directors have increased. The Company has inadvertently proposed and the stockholders have, at times, inadvertently elected a greater number of directors than the number provided in the Restated Certificate of Incorporation. The Board of Directors currently consists of seven members. This amendment would give the Board flexibility to increase the number of directors up to twelve persons without needing to obtain stockholder approval, which the Board believes is an acceptable limit for the foreseeable future. If this amendment is adopted, our Board could amend our by-laws to fix the number of directors within the range or provide that the actual number within the range will be determined from time to time by Board resolution. The by-laws, likewise, could be amended by our stockholders to fix the number of directors within the new range. As part of its director succession planning, the Board’s Corporate Governance and Nominating Committee has recently undertaken a search for candidates to add to the Board as additional independent directors, and has recommended two new nominees for election as directors. As a result, the Board of Directors desires to fix the number of directors at nine at the Annual Meeting. See “Proposal 3. Election of Directors.” Because of this, the Board deems it advisable and appropriate to change the restriction on the maximum size of the Board in the current Restated Certificate of Incorporation. If Proposal 2 is approved, the Board will fix the number of directors at nine.
If the proposed amendment is adopted, it will become effective upon filing of a Certificate of Amendment to the Company’s Restated Certificate of Incorporation with the Delaware Secretary of State. If Proposal 2 is approved, the Company plans to immediately file the Certificate of Amendment with the Delaware Secretary of State. In addition to this proposal, the Board is recommending a further amendment to our Restated Certificate of Incorporation. See "Proposal 1. Amendment to Certificate of Incorporation to Increase the Authorized Shares of Common Stock." The approval of each proposed amendment is not conditioned on the approval of the other proposed amendment. The Certificate of Amendment ultimately filed with the State of Delaware would include the amendment described in this proposal only if it is approved by our stockholders.
Vote Necessary to Approve the Amendment
The affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is required to approve the adoption of the foregoing amendment to the Restated Certificate of Incorporation. See “Voting Securities-Vote Required on Proposals”. If the amendment is not approved by the stockholders, Article FIFTH of the Restated Certificate of Incorporation will remain in effect as it existed immediately prior to the proposed amendment, and we would remain subject to the maximum number of seven directors.
The Board of Directors recommends that you vote FOR the amendment changing the restriction on the maximum size of the Board in the Restated Certification of Incorporation.
Proposal 3. ELECTION OF DIRECTORS
The business and affairs of the Company are managed under the direction of our Board of Directors. The Company’s Restated Certificate of Incorporation currently provides that the number of directors shall consist of not less than three nor more than seven persons. As more fully described in Proposal 2, the Board of Directors has approved and recommended to the stockholders an amendment to the Restated Certificate of Incorporation to change the restrictions on the size of the Board contained in the Restated Certificate of Incorporation to increase the maximum number of directors to twelve persons. See “Proposal 2. Amendment to Certificate of Incorporation to Change Restrictions on the Size of the Board Contained in the Restated Certificate of Incorporation.” The Board of Directors currently consists of seven Directors. If Proposal 2 is approved, and upon the filing and effectiveness of the Certificate of Amendment, it is proposed that the stockholders elect a Board of nine Directors to serve until the next annual election or until their successors are elected and qualify.
Director Qualifications and Selection Process
The Corporate Governance and Nominating Committee of the Board leads the search for individuals qualified to become Directors and selects nominees to be presented for stockholder approval at each Annual Meeting. The Committee considers candidates for Board membership suggested by members of the Committee and other Board members, as well as by Management and stockholders. In this connection, the Committee considers the composition of the Board with respect to experience, balance of professional interests, required expertise and other factors. The Committee uses the same criteria for evaluating candidates nominated by stockholders as it does for those proposed by Board members or Management. To be considered for membership on the Board, a candidate must meet the following criteria, which are also set forth in the Company’s Governance Principles: (a) should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the stockholders; (b) should have an inquisitive and objective perspective, practical wisdom and mature judgment; (c) must be willing to devote sufficient time to carry out his or her duties and responsibilities effectively; (d) should be committed to serving on the Board for an extended period of time; (e) should be prepared to resign in the event of any significant change in his or her personal circumstances which may impair his or her ability to effectively serve on the Board; (f) directors who also serve as CEOs or in equivalent positions should not serve on more than two Boards of public companies in addition to the Company’s Board; and (g) directors who are not CEOs or equivalent should not serve on more than four Boards of public companies in addition to the Company’s Board.
The Committee seeks candidates who have demonstrated exceptional ability and judgment and who can be most effective, in conjunction with other directors, to collectively serve the long-term interests of our stockholders. The particular experience, qualifications and skills of each nominee described on pages 12 and 13 of this Proxy Statement reflect that our Board, taken as a whole, provides a broad diversity of knowledge of our Company and industry, expertise in finance and investment, experience with growing companies and global markets, competence in accounting and financial reporting, and leadership in business and with socially-responsible organizations.
In conjunction with the Board's director succession planning process, the Committee engaged James Drury Partners in 2014 as its independent director search consultant. During the fall of 2014, James Drury Partners presented over 20 preliminary candidates for new directors to the Committee, and over a period of several months, the Committee held several meetings and conducted numerous interviews of potential nominees. At the conclusion of the process conducted by the Committee, the Committee recommended to the Board two nominees as additional independent directors. In March 2015, Edward W. Rose III retired from the Board of Directors after 30 years of service as a Director, including a term as Chairman of the Board from March 1984 to December 31, 2008, and as Lead Director from January 2009 to November 2011. The Board of Directors currently consists of seven members, and the Committee has recommended nine nominees for election at the Annual Meeting.

The Corporate Governance and Nominating Committee recommended to the Board each of the nominees for election as directors as set forth herein. No candidates for director nominees were submitted to the Committee by any stockholder in connection with the 2015 Annual Meeting. Stockholders may propose nominees for consideration by the Corporate Governance and Nominating Committee by submitting the names and supporting information, in writing, to Secretary, Drew Industries Incorporated, 3501 County Road 6 East, Elkhart, Indiana 46514. The proposed nominee must meet the qualifications for directors described above. No later than February 26, 2016, any stockholder who intends to make a nomination at the 2016 Annual Meeting must deliver a notice, in writing, to the Secretary setting forth (i) the name, age, business address and residence address of each nominee proposed in such notice, (ii) the principal occupation or employment of each such nominee, (iii) the number of shares of capital stock of the Corporation which are beneficially owned by each such nominee, (iv) a statement that the nominee is willing to be nominated and (v) such other information concerning each such nominees as would be required, under the rules of the SEC, in a proxy statement soliciting proxies for the election of such nominees.
Our Director Nominees
Following the recommendation of the Corporate Governance and Nominating Committee, the Board of Directors has nominated the nine persons named below for election to the Board of Directors at the Annual Meeting. Each of Messrs. Gero, Abrams, Hegi, Reed, Lowe, Lippert and Deely were elected to his present term of office at the Annual Meeting of Stockholders held on May 22, 2014. Messrs. Crespo and O’Sullivan are two new nominees for election as Directors. If Proposal 2 as set forth in this Proxy Statement is not approved by the stockholders at the Annual Meeting, the maximum number of persons elected to the Board of Directors will be seven. It is the intention of the Board that, if such event were to occur, the Board’s director succession plan would be accelerated, and Messrs. Hegi and Lowe would retire from the Board effective at the Annual Meeting, and the remaining seven nominees would be the nominees proposed by the Board of Directors for election to serve as Directors until the next annual election.
James F. Gero, age 70
Mr. Gero, Chairman of the Board of Directors, has been a member of our Board of Directors since 1992. Mr. Gero is a private investor and served as Chairman of the Board of Orthofix International, N.V., a publicly-owned international supplier of orthopedic devices for bone fixation and stimulation, from 2004 to December 2013, and has also served as a director of Intrusion.com, Inc., a publicly-owned supplier of security software, from 2004.
Mr. Gero has extensive experience with respect to corporate management and leadership, strategic planning, and compensation matters, and has public company board experience.
Leigh J. Abrams, age 72
Mr. Abrams, Chairman Emeritus, has been a member of our Board of Directors since 1984 and was Chairman of the Board of Directors from January 2009 to May 2014. He was Chief Executive Officer of the Company from March 1984 to December 2008 and President from March 1984 until May 2008. Since April 2001, Mr. Abrams has also been a director of Impac Mortgage Holdings, Inc., a publicly-owned company engaged in origination of residential mortgages as well as a mortgage services platform providing solutions to the mortgage and real estate markets, and Lead Director of Impac Mortgage Holdings, Inc. since June 2004. Mr. Abrams is a Certified Public Accountant.
Mr. Abrams has particular knowledge of our Company and the industries to which we sell our products, extensive experience with corporate management, acquisitions, governance and strategic planning, accounting and financial acumen, investor relations, and public company board experience.
Frederick B. Hegi, Jr., age 71
Mr. Hegi has been a member of our Board of Directors since 2002. Mr. Hegi is a founding partner of Wingate Partners, a private equity firm, and the indirect general partner of Wingate Partners II, L.P. Since May 1982, Mr. Hegi has served as President of Valley View Capital Corporation, a private investment firm. Mr. Hegi is a director of Texas Capital Bancshares, Inc., a publicly-owned regional bank, and a director of Hallmark Cards, Inc., a privately-held producer of greeting cards and other products. From 1996 until December 2011, Mr. Hegi also served as Chairman of the Board of United Stationers, Inc., a publicly-owned wholesale distributor of business products.
Mr. Hegi has particular knowledge of the industries to which we sell our products, and extensive experience with respect to corporate management and leadership, strategic planning, governance matters, and has public company board experience.
David A. Reed, age 67
Mr. Reed has been a member of our Board of Directors since 2003. Mr. Reed is President of a privately-held family investment management company. Mr. Reed retired as Senior Vice Chair for Ernst & Young LLP in 2000 where he held several senior U.S. and global operating, administrative and marketing roles in his 26-year tenure with the firm. He served on Ernst & Young LLP’s Management Committee and Global Executive Council from 1991-2000. His experience includes service as a director for several publicly-owned, venture capital and private equity-based companies since 2000.
Mr. Reed has accounting and financial acumen, with particular knowledge of financial reporting and taxation, has been determined to be an “audit committee financial expert” under the SEC’s rules and regulations, and has public company board experience.

John B. Lowe, Jr., age 75
Mr. Lowe has been a member of our Board of Directors since 2005. Mr. Lowe has been Chairman of TDIndustries, Inc., a national mechanical/electrical/plumbing construction and facility service company, since 1981. From January 1981 to January 2005, Mr. Lowe also served as Chief Executive Officer of TDIndustries. From March 2004 to May 2014, Mr. Lowe served as a director of Zale Corporation, a publicly-owned specialty retailer of fine jewelry, including as Chairman of the Board from August 2007 to May 2013, and is a director of KDC Platform, LLC, engaged in real estate development.
Mr. Lowe has extensive experience with respect to corporate management and leadership, management development, strategic planning, compensation and governance matters, has public and private company board experience, and extensive experience with social responsibility organizations.
Jason D. Lippert, age 42
Mr. Lippert has been a member of our Board of Directors since 2007. He became Chief Executive Officer of the Company in May 2013, and has been Chief Executive Officer of Lippert Components since February 2003. Mr. Lippert has over 15 years of experience with Drew and its subsidiaries, where he has served in a wide range of leadership positions.
Mr. Lippert has particular knowledge of the industries and customers to which we sell our products, as well as extensive experience with strategic planning, acquisitions, marketing, manufacturing, and sale of our products.
Brendan J. Deely, age 49
Mr. Deely has been a member of our Board of Directors since 2011. From 2004 until November 2014, Mr. Deely was President and Chief Executive Officer of L&W Supply Corporation, a subsidiary of USG Corporation, and from 2008 until November 2014, was Senior Vice President of USG Corporation. USG Corporation, a publicly-owned company, is a manufacturer and distributor of high-performance building systems. For more than five years prior thereto, Mr. Deely held various executive positions with USG Corporation and its subsidiaries. Mr. Deely also serves on the board of directors of the National Safety Council, and serves on the board of directors of Lincoln Park Community Shelter in Chicago, Illinois.
Mr. Deely has extensive experience with respect to corporate management, operations and compensation matters, and extensive experience with social responsibility organizations.
Frank J. Crespo, age 52
Mr. Crespo is Vice President and Chief Procurement Officer of Caterpillar, Inc., a publicly-owned manufacturer of construction and mining equipment, diesel and natural gas engines, industrial gas turbines and diesel-electric locomotives. Prior to joining Caterpillar in 2010, Mr. Crespo served as Vice President and Chief Procurement Officer of Honeywell International, Inc., a global diversified technology and manufacturing company, having joined Honeywell in 2007.
The Board believes that Mr. Crespo's over thirty years of executive and leadership experience in procurement, supply chain and logistics in global electronics, high technology and industrial markets for marquee and publicly-owned corporations, as well as with the U.S. Navy, makes him well qualified to serve as a Director of the Company.
Kieran M. O’Sullivan, age 53
Mr. O’Sullivan is President, Chief Executive Officer and Chairman of the Board of CTS Corporation, a publicly-owned designer and manufacturer of electronic components and sensors to OEMs in the automotive, communications, medical, defense and aerospace, industrial and computer markets. Prior to joining CTS in 2013, Mr. O’Sullivan served as Executive Vice President of Continental AG’s Global Infotainment and Connectivity Business and led the NAFTA Interior Division, having joined Continental AG, a global automotive supplier, in 2006.
The Board believes that Mr. O’Sullivan’s over twenty-five years of leadership experience in operations, strategy, mergers and acquisitions, and finance roles in the manufacturing services, electronics, and automotive business segments, his experience in global markets, as well as his experience as a sitting President and Chief Executive Officer of a publicly-owned corporation, make him well qualified to serve as a Director of the Company.
Unless contrary instructions are indicated, the persons named as proxies in the form of proxy card solicited from holders of the Common Stock will vote for the election of the nominees indicated above. If any such nominees should be unable or unwilling to serve (including in the case if Proposal 2 set forth in this Proxy Statement is not approved by the stockholders), the persons named as proxies will vote for such other person or persons as may be proposed by the Board of Directors. The Board of Directors has no reason to believe that any of the named nominees will be unable or unwilling to serve.
Directors are elected by a plurality of the votes cast at the meeting. See “Voting Securities – Vote Required on Proposals.”
The Board of Directors recommends a vote FOR election of the nine nominated directors.

CORPORATE GOVERNANCE AND RELATED MATTERS
Statement Regarding Corporate Governance
The Company regularly monitors developments in the area of corporate governance, including the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform Act of 2010 (the “Dodd-Frank Act”), and rules promulgated by the SEC and the NYSE. The Company complies with all laws and rules applicable to corporate governance, and has continually implemented “best practices” as the Company deems appropriate to protect and enhance stockholders’ interests.

The Company’s Governance Principles, as well as the Charters and Key Practices of the Audit Committee, the Corporate Governance and Nominating Committee, and the Compensation Committee, in addition to the Company’s Guidelines for Business Conduct, Code of Ethics for Senior Financial Officers, and Whistleblower Policy can be accessed on the Company’s website at www.drewindustries.com. A copy of any corporate governance document will be furnished, without charge, upon written request to Secretary, Drew Industries Incorporated, 3501 County Road 6 East, Elkhart, Indiana 46514. Information on our website is not incorporated by reference into this Proxy Statement.
Board of Directors and Director Independence
Directors are elected annually by the Company’s stockholders for one year terms. The Board currently consists of one Director, Jason D. Lippert, who is employed by the Company as its Chief Executive Officer and six independent Directors. The independent Directors are James F. Gero, Leigh J. Abrams, Frederick B. Hegi, Jr., David A. Reed, John B. Lowe, Jr., and Brendan J. Deely.
The Board of Directors reviews at least annually the independence of each Director. During these reviews, the Board considers transactions and relationships between each Director (and his immediate family and affiliates) and the Company and Management to determine whether any such transactions or relationships are inconsistent with a determination that the Director is independent. The review is based primarily on responses of the Directors to questions in a directors’ and officers’ questionnaire regarding employment, business, familial, compensation and other relationships. In March 2015, the Board determined that neither Messrs. Gero, Abrams, Hegi, Reed, Lowe, nor Deely, nor any members of their immediate families, have any transactions or relationships with the Company or its subsidiaries. Accordingly, the Board has determined that each of these six Directors meets the “independence” standards of the NYSE.
In making the determination of independence, the Board applied the following standards, in addition to other relevant facts and circumstances:

•	A director who is an employee, or whose immediate family member is an executive of the Company, is not independent until three years after the end of such employment relationship.

•
A director who receives, or whose immediate family member receives, more than $120,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), generally is not independent until three years after he ceases to receive more than $120,000 per year in such compensation.

•
A director is not independent if (i) the director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor, (ii) the director is a current employee of such a firm, (iii) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice, or (iv) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time.

•
A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Company’s present executives serve on that company’s compensation committee is not independent until three years after the end of such service or the employment relationship.

•
A director who is an executive officer or an employee, or whose immediate family member is an executive officer, of another company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2 percent of such other company’s consolidated gross revenues, in each case is not independent until three years after falling below such threshold.

•
A director who is, or whose immediate family member is, an officer, director or trustee of a not-for-profit organization that received contributions from the Company during the organization’s most recent fiscal year equal to or greater than the lesser of $50,000 and 1 percent of the organization’s total annual donations is not independent.

The independent Directors have complete access to, and are encouraged to communicate with, the Company’s Chief Executive Officer and any other executives of the Company. During the year ended December 31, 2014, the Board of Directors held nine meetings. All Directors attended at least 75 percent of the regularly scheduled and special meetings of the Board and the Board committees on which they served.

Board members are expected to attend the Company’s annual meetings. At the Company’s 2014 Annual Meeting, seven of eight members of the Board were present.
Leadership Structure
The Company has continuously maintained separate positions for Chairman of the Board and for Chief Executive Officer in order to provide an independent and unbiased level of review and oversight of senior management. James F. Gero currently serves as Chairman of the Board, and Jason D. Lippert serves as Chief Executive Officer. The Chairman of the Board coordinates the activities of the independent Directors, serves as a liaison on Board-related issues between the independent directors and the CEO, and performs any other duties and responsibilities that the Board of Directors may determine. While the Board elects a Chairman of the Board annually, it is generally expected that he or she will serve for more than one year.
The role of the Chairman of the Board also includes:

•	presiding at executive sessions, with the authority to call meetings of the independent directors;

•	advising on the selection of Committee chairs;

•	approving the agenda, schedule and information sent to the Directors for Board meetings and assuring that there is sufficient time for discussion of all items on Board meeting agendas;

•	working with the CEO to prepare a schedule of strategic discussion items; and

•	guiding the Board’s governance processes, including the anual Board self-evaluation and succession planning.
The Board periodically reviews the Company’s board leadership structure to evaluate whether it remains appropriate for the Company.
Executive Sessions
The independent Directors meet regularly in executive sessions without Management. An executive session is held in conjunction with each regularly scheduled Board meeting and is led by the Chairman of the Board. Additional executive sessions may be called by the Chairman of the Board in his discretion or at the request of the Board.
Risk Management Oversight
The Company faces a number of material risks, including financial and operational risks. Accordingly, the Company conducts regular enterprise risk management reviews to identify and assess these risks, and to implement effective plans to manage them. The entire Board of Directors is directly involved with risk management oversight. In addition, the Company’s Chief Executive Officer and Chief Financial Officer meet regularly with the Audit Committee to discuss risks facing the Company, the status and effectiveness of plans implemented to manage such risks, and new risks as they arise. The Audit Committee regularly reports to the entire Board to apprise the Directors of Management’s efforts in regard to risk management.
Contacting the Board of Directors
Any stockholder, or other interested party, who wishes to communicate with the Board of Directors, or our independent Directors as a group, or any member of the Board, may do so electronically by sending an e-mail to drew@drewindustries.com or by writing to any Director c/o Drew Industries Incorporated, 3501 County Road 6 East, Elkhart, Indiana 46514. Communications received electronically or in writing will be distributed to the Chairman or the other members of the Board, as appropriate, depending on the facts and circumstances described in communications received. For example, communications regarding accounting, internal accounting, internal accounting controls and auditing matters generally will be forwarded to the Chairman of the Audit Committee.
Board Committees
The Company has three standing committees of the Board of Directors: the Audit Committee, the Corporate Governance and Nominating Committee, and the Compensation Committee. All members of each Committee are independent Directors who meet the independence and experience standards of the NYSE. The Board annually selects the Directors who serve on the Committees. Each Committee functions pursuant to a written Charter and written Key Practices adopted by the Board of Directors and reviewed annually by each Committee.
Audit Committee
The purpose of the Audit Committee of the Board of Directors is to assist the Board in its oversight of (i) the conduct and integrity of the Company’s financial reporting; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the independence, qualifications and performance of the Company’s independent auditor; and (iv) the adequacy and effectiveness of the Company’s systems of internal control over financial reporting and disclosure controls and procedures, and the performance of the Company’s internal audit function. The Committee also prepares an annual report for inclusion in the Company’s Proxy Statement. The Committee selects the

Company’s independent auditor, which selection is submitted to the stockholders for ratification in this Proxy Statement. See “Proposal 5. Appointment of Auditors.”
The Audit Committee currently consists of David A. Reed, James F. Gero, Frederick B. Hegi, Jr., John B. Lowe, Jr., Brendan J. Deely and Leigh J. Abrams. Mr. Reed serves as Chairman of the Committee and has been determined by the Board of Directors to be an “audit committee financial expert” as defined by the SEC. This Committee held six meetings during the year ended December 31, 2014.
Corporate Governance and Nominating Committee
The purpose of the Corporate Governance and Nominating Committee of the Board of Directors is to assist the Board in (i) identifying qualified individuals to become Board members; (ii) determining the composition of the Board of Directors and its Committees; (iii) monitoring a process to assess Board effectiveness; (iv) developing and implementing the Company’s corporate governance principles and business guidelines; and (v) evaluating potential candidates for executive positions. The Committee oversees the development of executive succession plans, and coordinates with the Compensation Committee with respect to compensation of Directors. The Committee also reviews and, if necessary, recommends revisions to the Company’s Guidelines for Business Conduct, Code of Ethics for Senior Financial Officers, and other governance policies adopted from time to time.
The Corporate Governance and Nominating Committee currently consists of John B. Lowe, Jr., Frederick B. Hegi, Jr., James F. Gero, David A. Reed, Brendan J. Deely and Leigh J. Abrams. Mr. Lowe serves as Chairman of the Committee. This Committee held three meetings during the year ended December 31, 2014.
The Corporate Governance and Nominating Committee leads the search for individuals qualified to become Directors and to select nominees to be presented for stockholder approval at each Annual Meeting of Stockholders and to fill vacancies on the Board of Directors. See “Proposal 3. Election of Directors – Director Qualifications and Selection Process.”
Compensation Committee
The purpose of the Compensation Committee of the Board of Directors is: (i) to assist the Board in discharging its responsibilities in respect of compensation of the Company’s executive officers; and (ii) to prepare an annual report on executive compensation and a Compensation Discussion and Analysis for inclusion in the Company’s Proxy Statement.
The Compensation Committee currently consists of Brendan J. Deely, John B. Lowe, Jr., James F. Gero, Frederick B. Hegi, Jr., David A. Reed, and Leigh J. Abrams. Mr. Deely serves as Chairman of the Committee. This Committee held nine meetings during the year ended December 31, 2014.
The Compensation Committee is responsible for reviewing the performance and development of the Company’s Management in achieving corporate goals, and to ensure that the Company’s senior executives are compensated consistent with the long-term objectives of the Company as well as competitive practices. This Committee provides oversight and guidance in the development of compensation and benefit programs for senior executives of the Company, negotiates the compensation terms for the Company’s Chief Executive Officer, administers the Drew Industries Incorporated Equity Award and Incentive Plan, as Amended and Restated (the “Plan”), approves equity awards, and coordinates with the Corporate Governance and Nominating Committee with respect to compensation of Directors. The Compensation Committee ratified the compensation, consisting of salary, incentive bonus, discretionary bonus, equity awards and benefits paid for 2014 to the “named executive officers”. See “Executive Compensation - Compensation Discussion and Analysis”.
Compensation-Related Risk
To identify risks that could be created by our compensation policies and practices, the Compensation Committee reviews enterprise risk management assessments, and evaluates our controls to determine if they adequately mitigate against compensation related risks. If appropriate, controls are modified or supplemented. The Compensation Committee assessed our executive compensation programs, and concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. The Compensation Committee believes that our executive compensation programs, including the design of long-term incentive plans, oversight by the Compensation Committee, and sufficiency of control features, prevent unintentional material risk. In addition, stock ownership guidelines, the long-term nature of equity awards, share retention, and incentive compensation forfeiture, taken together, motivate Management to carefully consider risk in making business decisions and evaluating growth opportunities, and mitigate against excessive risk-taking to achieve short-term results.
Compensation Recoupment Policy
The Board of Directors has approved a compensation recoupment policy for executive officers that allows for the recovery of performance-based compensation amounts paid under an incentive compensation plan, including any discretionary bonus amounts and equity awards under the Plan, or any successor plan, the amount, payment and/or vesting of which was calculated based wholly, or in part, on the application of financial performance criteria. The policy applies in the event there is a required financial restatement due to material noncompliance with any financial reporting requirements under the securities laws, as determined by the Board of Directors, which results in performance-based compensation that would have been a lower amount if such compensation had been calculated based on such restated results. The policy will be administered by the Compensation Committee, as more fully described in the policy which is included in the Compensation Committee Key Practices.
Stock Options, Deferred Stock Units and Restricted Stock
It has been, and will continue to be, the Company’s policy to obtain stockholder approval for any equity-based compensation plans for Directors, officers and employees. The Company’s existing equity-based compensation plan was originally approved by stockholders on May 18, 2011, and also approved by stockholders, as amended, on May 22, 2014.
Director Stock Ownership Requirements
To help align the personal interests of non-employee Directors with the interests of stockholders, all non-employee Directors are required to hold Company stock or DSUs equivalent to 4.5x each non-employee Director’s annual cash retainer (base cash retainer plus any cash retainer for serving as a Committee chair). Equity interests that count toward satisfaction of the guidelines include shares owned outright by, or held in trust for the benefit of, the individual and his or her immediate family members residing in the same household, plus DSUs or stock awards (whether vested or unvested). Stock options (whether vested or unvested) would not count toward satisfaction of the guidelines. Non-employee Directors are required to achieve ownership in accordance with the guidelines within three years of the later of (i) November 20, 2013, or (ii) the date they assume their position. As of the date of this Proxy Statement, all non-employee Directors satisfy the stock ownership requirements.
Employees and Directors Guidelines for Business Conduct
The Company has Guidelines for Business Conduct which all management employees and Directors are required to annually sign and to follow in conducting the Company’s business, and a Code of Ethics for Senior Financial Officers governing the conduct of its Chief Executive Officer, President, Chief Financial Officer, and the financial officers of the Company and its subsidiaries.
Management and Board Succession
The Board periodically reviews with the Chief Executive Officer and maintains a succession plan for executive officers, after considering recommendations from the Corporate Governance and Nominating Committee. The plan is designed to ensure an effective transition of management of our operations to qualified executives upon the retirement of senior executives. The Board is also responsible for maintaining an emergency succession plan that is reviewed periodically with Management.
Disclosure Committee
The Company has a Disclosure Committee which holds regular quarterly meetings, comprised of executive, financial, operating and legal management personnel. The function of the Disclosure Committee is to participate in developing and implementing disclosure controls and procedures intended to ensure that information required to be disclosed by the Company in public reports is made available to Management and reported within the specified time periods. The Disclosure Committee helps to identify issues and developments which may arise during the quarter that may require disclosure, and reviews certain public disclosure documents prepared by Management. In addition, each quarter, the Company’s key management personnel are required to certify in writing whether or not any matters arose that should be considered for disclosure.
Whistleblower Policy
The Company has a Whistleblower Policy which establishes policies and procedures for reporting of complaints by Directors, officers, employees, and other stakeholders of the Company, on a confidential and anonymous basis, regarding questionable accounting or auditing matters, internal controls, illegal practices, or violations of adopted policies of the Company.

DIRECTOR COMPENSATION
The following table summarizes compensation paid to non-employee Directors during 2014:

Name	Fees Earned or Paid in Cash		Stock Awards(2)	Total
James F. Gero	$162,524	(1)	$130,019	$292,543
Leigh J. Abrams	$94,175		$130,019	$224,194
Edward W. Rose, III(3)	$68,425	(1)	$130,019	$198,444
Fredrick B. Hegi, Jr.	$96,428	(1)	$130,019	$226,447
David A. Reed	$111,550	(1)	$130,019	$241,569
John B. Lowe, Jr.	$109,250	(1)	$130,019	$239,269
Brendan J. Deely	$91,150		$130,019	$221,169
	$733,502		$910,133	$1,643,635

(1)
Represents the value, as of the date earned, of DSUs issued in lieu of cash compensation in payment of Directors’ fees. To encourage our Directors’ long-term ownership of the Common Stock of the Company, non-employee Directors may elect to accept DSUs in lieu of cash compensation in payment of Directors’ fees. The number of DSUs, credited at the fair market value of the stock on the date earned, is equivalent to 115 percent of the earned fee. The DSUs are distributed in the form of shares of Common Stock of the Company at the end of the deferral period selected by the Director, subject to earlier distribution upon death, disability, or certain changes-in-control of the Company. Until shares representing the DSUs are distributed, the Director does not have any rights of a stockholder of the Company with respect to such shares, other than to receive dividend equivalents in DSUs if dividends are issued to stockholders.

(2)
In November 2014, each non-employee Director was granted 2,777 restricted shares of the Company’s Common Stock, having a value of $130,019. The fair value was $46.82 per share, the closing price on the day before the grant. The closing price on the grant date was $47.13. Shares of restricted stock are not transferable until the first anniversary of the grant date. Shares of restricted stock entitle the holder to all rights of a stockholder, including the right to vote and to receive any dividends, subject to the same restrictions as the underlying shares. In November 2013, each independent Director was granted 2,555 restricted shares of the Company’s Common Stock, having a value of $130,024.

(3)	Mr. Rose retired from the Board of Directors in March 2015.
Discussion of Director Compensation
Directors who are employees of the Company do not receive additional fees or other compensation for serving as Directors. Independent directors receive a combination of an annual cash retainer, fixed fees for each meeting attended, and an annual equity grant which, for 2014, was valued at $130,000 on the date of grant. The following table sets forth the annual retainers and meeting fees for the independent Directors during 2014:

	Chairman of the Board	Lead Director or Committee Chairman	Other Directors
Annual Retainer(1):
Board of Directors	$115,000	$57,500	$32,500
Audit Committee	$—	$15,000	$—
Compensation Committee	$—	$15,000	$—
Corporate Governance and Nominating Committee	$—	$15,000	$—

Meeting Fees(2):
Board of Directors	$1,750	$2,500	$1,500
Audit Committee	$—	$3,000	$2,500
Compensation Committee	$—	$2,000	$1,500
Corporate Governance and Nominating Committee	$—	$2,000	$1,500

(1)	Annual retainers in 2014 were unchanged from 2013.

(2)	The meeting fees in 2014 were unchanged from 2013.

EXECUTIVE COMPENSATION

This section provides information relating to our executive compensation programs and the compensation paid to or accrued for our Chief Executive Officer, our Chief Financial Officer, and each of our other most highly compensated executive officers who were serving as executive officers at the end of 2014 (collectively, our “named executive officers”, or “NEOs”).
Named Executive Officers

Our named executive officers are determined by the Board of Directors in accordance with the rules of the Securities and Exchange Commission. For 2014, our named executive officers include: Jason D. Lippert, our Chief Executive Officer; Scott T. Mereness, our President; Joseph S. Giordano III, our Chief Financial Officer and Treasurer; and Robert A. Kuhns, our Vice President – Chief Legal Officer and Secretary. Officers are elected annually by the Board of Directors.

JASON D. LIPPERT became Chief Executive Officer of the Company in May 2013, and has been Chief Executive Officer of Lippert Components since February 2003. Mr. Lippert has over 15 years of experience with Drew and its subsidiaries, where he has served in a wide range of leadership positions.

SCOTT T. MERENESS became President of the Company in May 2013, and has been President of Lippert Components since July 2010. Mr. Mereness has over 15 years of experience with Drew and its subsidiaries, where he has served in a wide range of leadership positions.

JOSEPH S. GIORDANO III has been Chief Financial Officer of the Company since May 2008, and Treasurer since May 2003. Prior to that, he was Corporate Controller from May 2003 to May 2008. Prior to joining the Company, from July 1998 to August 2002, Mr. Giordano was a Senior Manager at KPMG LLP, and from August 2002 to April 2003, Mr. Giordano was a Senior Manager at Deloitte & Touche LLP. Mr. Giordano is a Certified Public Accountant.

ROBERT A. KUHNS joined the Company in March 2013, and has been Vice President – Chief Legal Officer and Secretary since July 31, 2013. Prior to joining the Company, he was a partner in the Corporate Group at the Minneapolis office of Dorsey & Whitney LLP, a full-service global law firm, for 13 years.
Other Officers

BRIAN M. HALL joined the Company in March 2013, and has been Corporate Controller since July 31, 2013. Prior to joining the Company, he was a Senior Manager at Crowe Horwath LLP for 8 years. Mr. Hall is a Certified Public Accountant.
Compensation Discussion and Analysis
This Compensation Discussion and Analysis (“CD&A”) describes the major elements of our compensation programs for the executive officers named in the Summary Compensation Table in this Proxy Statement. This CD&A also discusses the objectives, philosophy, process and decisions underlying the compensation of the named executive officers. The CD&A should be read together with the executive compensation tables and related footnotes found later in this Proxy Statement.
Compensation Philosophy
Our executive compensation policy is designed to enable the Company to attract, motivate and retain highly-qualified senior executives capable of superior performance, by providing a competitive compensation opportunity based significantly on performance. Our intent is to provide fair and equitable compensation in a way that rewards these executives for achieving specified financial goals. Our performance-related awards are structured to link a substantial portion of these executives’ total potential compensation to the Company’s performance on both a long-term and short-term basis, to recognize individual contribution as well as overall business results, and to align executive and stockholder interests. A significant portion of the total compensation paid to our NEOs is in the form of long-term equity.
Our compensation policy has demonstrated over time that sound business decisions by these executives are in the best interests of the Company and our stockholders, as well as the executives. Accordingly, we reward performance in excess of pre-established targets of earnings, return on assets, and earnings growth, and we avoid establishing goals that could divert our executives’ attention from the fundamentals of effective and efficient operations.
At the Annual Meeting of Stockholders held on May 22, 2014, our stockholders approved, in an advisory vote, the compensation paid to our NEOs for 2013. In the advisory vote, 79 percent of the votes cast voted in favor of the 2013 compensation. In addition, the Proxy Statement for the 2014 Meeting contained a detailed description of the compensation plans adopted by the Company for the three-year period 2012-2014 for each of Messrs. Lippert, Mereness and Giordano, and the compensation plan adopted by the Company for Mr. Kuhns for 2014. The compensation paid to these executives for 2014 was paid in accordance with such plans.

2014 Business Highlights
Net sales for the year ended December 31, 2014 increased by $175 million, or 17 percent, to a record $1.19 billion, primarily due to the 20 percent increase in net sales of the Company’s RV Segment. The four acquisitions completed by the Company in 2014 added $36 million ($67 million annualized) in net sales in 2014, all of which related to the Company’s RV Segment. Sales growth in new and existing markets and new products continued to be key factors in enabling the Company’s sales to exceed RV industry growth rates. Additionally in 2014, the Company continued to grow outside its core RV and manufactured housing markets, with aggregate net sales of components for adjacent industries increasing 14 percent to $138 million and aftermarket net sales increasing 63 percent to $64 million. Together, these markets now account for 17 percent of consolidated net sales, an increase from 10 percent of consolidated net sales in 2010.
For 2014, the Company’s net income increased to $62.3 million, or $2.56 per diluted share, up from net income of $50.1 million, or $2.11 per diluted share, in 2013. Excluding the loss related to the sale of the Company’s aluminum extrusion-related assets in 2014 and charges for executive succession in 2013, net income would have been $63.5 million in 2014, or $2.61 per diluted share, up from net income of $51.3 million, or $2.16 per diluted share, in 2013. Net income in 2014 was also impacted by facility start-up and realignment costs, which reduced net income per diluted share by approximately $0.09.
For 2014, the Company achieved a 17.5 percent return on equity, an improvement from the 16.0 percent return on equity in 2013. In January 2014, the Company paid a special dividend of $2.00 per share. In March 2015, the Company declared a special dividend of $2.00 per share payable on April 10, 2015 to stockholders of record on March 27, 2015.
Our results of operations are discussed in detail in the accompanying Annual Report.
Governance Practices Related to Compensation
In accordance with our governance practices, we have established stock ownership requirements for our Chief Executive Officer, President and Chief Financial Officer, and we also prohibit our executives from pledging or selling short any shares of the Company’s Common Stock owned by them. See “Executive Stock Ownership Requirements” on page 22 of this Proxy Statement.

We do not provide or reimburse our executives for personal use of an airplane, or for financial planning, tax preparation, or home security.

In furtherance of our commitment to pay a significant portion of our equity awards for performance, and for transparency in executive compensation, we have implemented the following:

•
At least 50 percent of the equity awards (in terms of the number of shares) to be granted to these executive officers will be performance-based, which are earned based on the achievement of pre-established performance targets;

•
The performance incentives for such equity awards in 2014 were based on earnings growth and return on net assets. For 2015, the performance-based incentives for such equity awards will be based on earnings growth; and

•
The performance metrics for equity awards for subsequent years will be disclosed in the proxy statement for each annual meeting of stockholders during the measurement period in accordance with applicable SEC regulations.

The Dodd-Frank Act requires companies to adopt a policy that will recapture excess incentive compensation that was paid to certain executives if based on erroneous financial statements (“clawback”). The SEC, however, has not yet issued rules implementing the clawback requirements. Rather than continue to wait for such rules, the Board of Directors determined it was prudent to adopt a compensation recoupment policy for executive officers that allows for the recovery of performance-based compensation amounts paid under an incentive compensation plan, including any discretionary bonus amounts and equity awards under the Drew Industries Incorporated Equity Award and Incentive Plan, as Amended and Restated (the “Plan”), or any successor plan, the amount, payment and/or vesting of which was calculated based wholly, or in part, on the application of financial performance criteria. The policy applies in the event there is a required financial restatement due to material noncompliance with any financial reporting requirements under the securities laws, as determined by the Board of Directors, which results in performance-based compensation that would have been a lower amount if such compensation had been calculated based on such restated results. The policy will be administered by the Compensation Committee, as more fully described in the policy. The Company may amend its policy when the SEC promulgates the final rules. Additionally, all awards of incentive compensation are granted subject to the Plan, which provides that the Compensation Committee may review any equity award if the amount, payment or vesting of such award was based on an entry in the financial statements that is the subject of a restatement, and cancel all or any portion of such awards and require the participant to repay to the Company all or any portion of the gain realized on the exercise of equity awards and the value realized on other awards.

Incentive Compensation Criteria and Practices
The following table outlines our principal incentive compensation criteria and practices which were in effect for 2014, and the reasons for our compensation decisions:

Our performance criteria	Reasons for this compensation decision

Annual
Return on net assets in excess of a pre-established threshold applicable to each year in a multi-year contract period.	Motivates optimizing asset utilization and annual earnings; and promotes investments in opportunities likely to yield high returns.
Long-term

Long-term return on invested capital in excess of a pre-established threshold, payable in long-term DSUs.

Growth in earnings per share or operating profit for a multi-year period in excess of a pre-established threshold, payable in equity.

Incentive for effective execution of long-term strategic plans, and long-term management of assets.

Incentive for effective execution of long-term strategic plans, and aligns executives’ and stockholders’ long-term interests.

Our payment practices	Reason for this payment practice

Portion of executives’ annual incentive compensation in excess of pre-established amounts payable in DSUs.	Increases equity ownership to align executive and stockholder long-term interests.

Annual awards of DSUs that vest over five years or are performance-based.	Ensures that executives have a continuing personal interest in the long-term success of the Company, and creates a culture of ownership.

What We Did Not Reward

•
We did not reward sales growth because we believe that growth in sales alone, without consideration of the impact of growth on both short and long-term earnings, could be achieved in a manner that does not benefit our business and operations.

•	We did not grant bonuses for increases in the price of our stock because we believe that stock price is frequently the result of market factors beyond executives’ control.

Principal Elements of Compensation of Named Executive Officers
The principal components of our executive compensation program in 2014 were base salary, annual and long-term performance-based incentive compensation, annual equity-based awards consisting of DSUs, and other personal benefits. While the components of compensation are considered separately in this discussion, we take into account the full compensation package provided to each of the NEOs.
- Base Salaries
Based on a review of the salaries paid to executives with similar responsibilities at comparable companies and on their business experience, the Compensation Committee established levels of base salary for our executives as a fixed component of a market-competitive total compensation opportunity. The level of base salary is a function of the executive’s experience, skills, responsibilities and leadership role within the Company.
- Annual Incentive Compensation
Consistent with our emphasis on pay-for-performance compensation programs, our Board of Directors adopted, and our stockholders approved, the Drew Industries Incorporated Equity Award and Incentive Plan, as Amended and Restated. The Plan authorizes performance-based awards in cash or equity, based on the pre-established performance criteria, and we pay a portion of the performance-based awards in excess of a pre-established amount in DSUs.
- Long-term Incentive Compensation
To motivate effective strategic planning, a substantial portion of our executives’ compensation consists of long-term performance-based awards granted in equity to align the interests of our executives and stockholders over a multi-year period.

- Annual Equity-Based Awards
To encourage our executives’ long-term ownership of our Common Stock, in accordance with the Plan the Company grants annual awards of DSUs. The DSUs provide for vesting and distribution of shares of our Common Stock, at least 50 percent based on achieving pre-established performance goals, and the balance at the end of specified periods, subject to earlier distribution upon death, disability, change-in-control of the Company leading to the termination of employment, or involuntary termination of employment without cause. Until shares represented by the DSUs are distributed, the executive does not have any rights of a stockholder of the Company with respect to such shares, other than to receive additional DSUs equivalent in value to any dividends issued to stockholders.
We do not limit DSU grants based on the current level of equity ownership of our NEOs or the unvested portion of their prior awards. On the contrary, we believe that the greater the extent of their equity interest in the Company, the more closely aligned their personal interests become with the interests of our stockholders.
Other Compensation Programs
In order to be competitive with market employment and compensation practices, we maintain the following benefit programs:
- 401(k) Plan
We do not maintain any defined benefit retirement plans or other pension or profit-sharing plans. To provide retirement benefits for executives, the Company maintains a discretionary 401(k) plan, covering all eligible employees, pursuant to which the Company matched a portion of contributions up to the 2014 statutory maximum of $10,400 per employee. The aggregate amount of the Company’s contributions with respect to the NEOs was $41,600 for 2014. Although our 401(k) plan permits profit-sharing contributions, the Company has not made any such contributions to the plan.
- Deferred Compensation Plan
To provide a means for deferral of taxation on compensation, the Company maintains an Executive Non-Qualified Deferred Compensation Plan (“Deferral Plan”) for certain executives, including the NEOs. The Company does not make any contributions to the Deferral Plan but is responsible for certain costs of Deferral Plan administration, which are not significant. Pursuant to the Deferral Plan, the NEOs are eligible to defer all or a portion of their earned base salary and incentive compensation. Each participant is fully vested in all deferred compensation and earnings on investments credited to his or her account because the Deferral Plan participant has made all the contributions. Pursuant to the Deferral Plan, payments to the participants will be made from our general unrestricted assets, and the obligations pursuant to the Deferral Plan are unfunded and unsecured.
Perquisites and All Other Benefits
As a competitive employee benefit, we provide employee health insurance in which the NEOs participate, the aggregate cost of which for the NEOs was $13,600 for 2014. We also provided other employee benefits in which the NEOs participate, including life and disability insurance, and either an automobile together with related expenses or an automobile allowance. The aggregate amount of other perquisites for all the NEOs for 2014 was $55,000, and for any individual recipient these perquisites did not exceed $17,000.

Change-in-Control; Severance
The Company has change-in-control agreements with its NEOs that provide for severance benefits in the event of a change-in-control of the Company leading to a qualifying termination of employment, as well as agreements that provide for severance benefits in the event of termination of employment for other than “cause”, as defined.
The Company believes that the agreements serve as appropriate retention tools for these executives by providing security in the event of an unplanned termination of employment in connection with a change-in-control of the Company, or termination for other than cause. Furthermore, from time to time, we examine various strategic alternatives, and the provisions of the agreements are important to retain these key people whose continued employment might be at risk for reasons other than cause. The specific terms of the change-in-control and severance agreements are summarized in “Potential Payments on Termination or Change-in-Control”.

Executive Stock Ownership Requirements
To further align the personal interests of senior executives with the interests of our stockholders, we have established guidelines for ownership of the Company’s Common Stock by our Chief Executive Officer, President and Chief Financial Officer (each, a “Restricted Executive”) as a multiple of the executive’s cash salary as of December 31, 2014 as set forth in the following table:

Named Executive Office	Multiple of Salary	Cash Equivalent
Jason D. Lippert, Chief Executive Officer	5.00	$4,000,000
Scott T. Mereness, President	4.00	$2,200,000
Joseph S. Giordano III, Chief Financial Officer and Treasurer	3.00	$1,080,000

Equity interests that count toward satisfaction of the guidelines include shares owned outright by, or held in trust for the benefit of, a Restricted Executive and his or her immediate family members residing in the same household, plus deferred stock units or stock awards (whether vested or unvested). Stock options (whether vested or unvested) would not count toward satisfaction of the guidelines. Restricted Executives are required to achieve ownership in accordance with the guidelines within three years of the later of (i) November 20, 2013, or (ii) the date they assume their position. At December 31, 2014, all the Restricted Executives were in compliance with the guidelines.

Tax Deductibility of Compensation
Section 162(m) of the Internal Revenue Code (the “Code”) disallows a Federal income tax deduction to publicly-held companies for certain compensation paid to their CEO and the three other most highly compensated NEOs employed at the end of the year (other than the CFO), to the extent that compensation exceeds $1 million per covered officer in any fiscal year. This limitation applies only to compensation which is not considered performance-based under the Section 162(m) rules. The Plan is structured so that performance-based incentive compensation, whether paid in cash or DSUs, or the exercise of options granted under the Plan, will qualify as performance-based compensation which will not be subject to the $1 million limitation, resulting in favorable tax treatment to the Company.

2014 Executive Performance and Compensation

We entered into compensation arrangements with our Chief Executive Officer, President and Chief Financial Officer for the period January 1, 2012 through December 31, 2014 (the “Term”). These arrangements continued our policy of pay-for-performance, and implemented compensation practices designed to align executive and stockholder interests.
In developing the applicable compensation metrics, the Compensation Committee designed compensation programs for these executives which motivate them to achieve specified annual and long-term financial goals, emphasizing earnings growth and the returns achieved on invested capital or net assets. In “Incentive Compensation Criteria and Practices,” on page 20 of this Proxy Statement, we describe the performance criteria that were applied to determine the compensation of these executives, and the reasons for utilizing those criteria.
Separately, Mr. Kuhns joined the Company in March 2013, and became Vice President—Chief Legal Officer and Secretary effective July 31, 2013. Mr. Kuhns’ compensation for 2014 was established by the Compensation Committee at the beginning of the year.

- Jason D. Lippert, Chief Executive Officer

On April 9, 2012, the Company and Jason D. Lippert entered into an Executive Employment and Non-Competition Agreement (his “Agreement”) providing compensation and benefits for the Term in consideration for Mr. Lippert’s services as Chief Executive Officer of Lippert Components. Mr. Lippert was appointed Chief Executive Officer of the Company effective May 10, 2013, and his compensation arrangement with the Company remained substantially unchanged following his appointment as Chief Executive Officer of the Company.

Mr. Lippert received the following compensation during 2014:
(A)Annual base salary consisting of $800,000;

(B)Annual performance-based incentive compensation, based on return on net assets (the “Annual RONA Bonus”), consisting of the following:

(i)	3 percent of the Operating Profits (as defined) in excess of 18 percent of Net Assets (as defined) and up to 21 percent of Net Assets;

(ii)	4 percent of the Operating Profits in excess of 21 percent of Net Assets and up to 24 percent of Net Assets; and

(iii)	5 percent of the Operating Profits in excess of 24 percent of Net Assets.

The first $800,000 of the Annual RONA Bonus will be paid in cash; 50 percent of Annual RONA Bonus in excess of $800,000 (the “Excess Bonus”) will be paid in DSUs, and 50 percent of the Excess Bonus will be paid in cash. Election by Mr. Lippert to defer receipt of the shares of stock deliverable pursuant to the DSUs must be for a period of not less than three years.

Based on these pre-established performance targets, for 2014 Mr. Lippert received annual performance-based incentive compensation of $1,876,989. The calculation of the Annual RONA Bonus did not include, in the discretion of the Compensation Committee, the impact of the sale by the Company in April 2014 of certain aluminum extrusion-related assets.

(C)Each year during the Term, Mr. Lippert was granted long-term performance-based incentive compensation pursuant to which he can earn up to 50,000 shares of Common Stock (the “LTI Shares”) for the subsequent three-year Applicable Measurement Period (as defined) as follows:

(i)
If Adjusted EPS for the second year of the Applicable Measurement Period exceeds the Benchmark EPS (as defined) by more than 12.5 percent, then Mr. Lippert is entitled to receive up to 17,000 LTI Shares, in proportion to the percentage increase in such Adjusted EPS over 12.5 percent up to a percentage increase of 25 percent; and

(ii)
If Adjusted EPS for the third year of the Applicable Measurement Period exceeds the Benchmark EPS by more than 20 percent, then Mr. Lippert is entitled to receive LTI Shares in proportion to the percentage increase in such Adjusted EPS over 20 percent up to a percentage increase of 40 percent, less the number of LTI Shares received with respect to the second year of the Applicable Measurement Period.

Any LTI Shares received by Mr. Lippert with respect to the second year of the Applicable Measurement Period cannot be disposed of until the expiration of one year from the date of issue; and all or any LTI Shares received by Mr. Lippert with respect to the third year of the Applicable Measurement Period can be disposed of at any time after issue, provided that Mr. Lippert is in compliance with the Company’s stock ownership requirements following such disposition.

(D)Each year during the Term, the Compensation Committee granted to Mr. Lippert 11,200 DSUs. One-half of such DSUs vest at the rate of 20 percent each year commencing one year from the date of grant. One-half of such DSUs vest commencing the January 1 immediately following the date of grant at the rate of 2 percent for each $0.01 increase in Adjusted EPS for any year during the five years following the year in which such DSUs were granted (the “Vesting Period”) over Adjusted EPS for the year in which such DSUs were granted, provided that (i) no DSUs will vest for any year for which Adjusted EPS is less than the highest Adjusted EPS for any prior year in the Vesting Period, and (ii) DSUs will vest only to the extent that Adjusted EPS for any year in the Vesting Period exceeds the highest Adjusted EPS for any prior year in the Vesting Period;

(E)During the Term, Mr. Lippert received certain benefits and perquisites, including 401(k) matching contribution, health insurance, disability insurance, and an automobile, the aggregate cost of which for the Term was approximately $29,000 annually.

- Scott T. Mereness, President
On April 9, 2012, the Company and Scott T. Mereness entered into an Executive Employment and Non-Competition Agreement (his “Agreement”) providing compensation and benefits for the Term in consideration for Mr. Mereness’ services as President of Lippert Components. Mr. Mereness was appointed President of the Company effective May 10, 2013, and his compensation arrangement with the Company remained substantially unchanged following his appointment as President of the Company.

Mr. Mereness received the following compensation during 2014:

(A)Annual base salary consisting of $550,000;

(B)Annual performance-based incentive compensation, based on return on net assets (the “Annual RONA Bonus”), consisting of the following:

(i)	2 percent of the Operating Profits in excess of 18 percent of Net Assets (as defined) and up to 21 percent of Net Assets;

(ii)	3 percent of the Operating Profits in excess of 21 percent of Net Assets and up to 24 percent of Net Assets; and

(iii)	4 percent of the Operating Profits in excess of 24 percent of Net Assets.

The first $550,000 of the Annual RONA Bonus will be paid in cash; 50 percent of Annual RONA Bonus in excess of $550,000 (the “Excess Bonus”) will be paid in DSUs, and 50 percent of the Excess Bonus will be paid in cash. Election by Mr. Mereness to defer receipt of the shares of stock deliverable pursuant to the DSUs must be for a period of not less than three years.

Based on these pre-established performance targets, for 2014 Mr. Mereness received annual performance-based incentive compensation of $1,439,372. The calculation of the Annual RONA Bonus did not include, in the discretion of the Compensation Committee, the impact of the sale by the Company in April 2014 of certain aluminum extrusion-related assets.

(C)Each year during the Term, Mr. Mereness was granted long-term performance-based incentive compensation pursuant to which he can earn up to 35,000 shares of Common Stock (the “LTI Shares”) for the subsequent three-year Applicable Measurement Period (as defined) as follows:

(i)
If Adjusted EPS for the second year of the Applicable Measurement Period exceeds the Benchmark EPS by more than 12.5 percent, then Mr. Mereness will be entitled to receive up to 12,000 LTI Shares, in proportion to the percentage increase in such Adjusted EPS over 12.5 percent up to a percentage increase of 25 percent; and

(ii)
If Adjusted EPS for the third year of the Applicable Measurement Period exceeds the Benchmark EPS by more than 20 percent, then Mr. Mereness will be entitled to receive LTI Shares in proportion to the percentage increase in such Adjusted EPS over 20 percent up to a percentage increase of 40 percent, less the number of LTI Shares received with respect to the second year of the Applicable Measurement Period.

Any LTI Shares received by Mr. Mereness with respect to the second year of the Applicable Measurement Period cannot be disposed of until the expiration of one year from the date of issue; and all or any LTI Shares received by Mr. Mereness with respect to the third year of the Applicable Measurement Period can be disposed of at any time after issue, provided that Mr. Mereness is in compliance with the Company’s stock ownership requirements following such disposition.

(D)Each year during the Term, the Compensation Committee granted to Mr. Mereness 8,800 DSUs. One-half of such DSUs vest at the rate of 20 percent each year commencing one year from the date of grant. One-half of such DSUs vest commencing the January 1 immediately following the date of grant at the rate of 2 percent for each $0.01 increase in Adjusted EPS for any year during the five years following the year in which such DSUs were granted (the “Vesting Period”) over Adjusted EPS for the year in which such DSUs are granted, provided that (i) no DSUs will vest for any year for which Adjusted EPS is less than the highest Adjusted EPS for any prior year in the Vesting Period, and (ii) DSUs will vest only to the extent that Adjusted EPS for any year in the Vesting Period exceeds the highest Adjusted EPS for any prior year in the Vesting Period;

(E)During the Term, Mr. Mereness received certain benefits and perquisites, including 401(k) matching contribution, health insurance, disability insurance, and an automobile, the aggregate cost of which for the Term was approximately $24,000 annually.

- Joseph S. Giordano III, CFO and Treasurer

On February 10, 2012, the Company and Joseph S. Giordano III entered into an Executive Compensation and Non-Competition Agreement (his “Agreement”) providing compensation and benefits for the Term in consideration for Mr. Giordano’s services as Chief

Financial Officer and Treasurer of the Company. In April, 2013, in connection with his relocation to Elkhart, Indiana and the assumption by Mr. Giordano of additional functions and responsibilities, the agreement was amended for 2013-2014.

Mr. Giordano received the following compensation during 2014:

(A)	Annual base salary consisting of $360,000;

(B)	Annual performance-based incentive compensation, based on return on net assets (the “Annual RONA Bonus”), consisting of the following:

(i)	0.80 percent of the Operating Profits in excess of 18 percent of Net Assets (as defined) and up to 21 percent of Net Assets;

(ii)	0.85 percent of the Operating Profits in excess of 21 percent of Net Assets and up to 24 percent of Net Assets; and

(iii)	0.90 percent of the Operating Profits in excess of 24 percent of Net Assets.

The first $300,000 of the aggregate amount payable pursuant to clauses (i) through (v) will be paid in cash; 50 percent of such amount in excess of $300,000 (the “Excess Bonus”) will be paid in DSUs, and 50 percent of the Excess Bonus will be paid in cash. Election by Mr. Giordano to defer receipt of the shares of stock deliverable pursuant to the DSUs must be for a period of not less than three years;

Based on these pre-established performance targets, for 2014 Mr. Giordano received annual performance-based incentive compensation of $378,300. The calculation of the Annual RONA Bonus did not include, in the discretion of the Compensation Committee, the impact of the sale by the Company in April 2014 of certain aluminum extrusion-related assets.

(C)Long-term performance-based incentive compensation. Upon expiration of the three-year Term, Mr. Giordano was entitled to receive 300 DSUs for each 0.1 percent that the Company’s ROIC for the Term exceeds 18 percent; provided, however, that the total number of DSUs will not exceed 15,000. Election by Mr. Giordano to defer receipt of the shares of stock deliverable pursuant to the DSUs must be for a period of not less than one year;

(D)Each year during the Term, the Compensation Committee granted to Mr. Giordano 7,200 DSUs. One-half of such DSUs vest at the rate of 20 percent each year commencing one year from the date of grant. One-half of such DSUs vest commencing the January 1 immediately following the date of grant at the rate of 2 percent for each $0.01 increase in Adjusted EPS for any year during the five years following the year in which such DSUs were granted (the “Vesting Period”) over Adjusted EPS for the year in which such DSUs are granted, provided that (i) no DSUs will vest for any year for which Adjusted EPS is less than the highest Adjusted EPS for any prior year in the Vesting Period, and (ii) DSUs will vest only to the extent that Adjusted EPS for any year in the Vesting Period exceeds the highest Adjusted EPS for any prior year in the Vesting Period.

(E)During the Term, Mr. Giordano received certain benefits and perquisites, including 401(K) matching contribution, health insurance, disability insurance, and an automobile, the aggregate cost of which for the Term was approximately $44,000 annually;

- Robert A. Kuhns, Vice President—Chief Legal Officer and Secretary
Mr. Kuhns joined the Company in March 2013, and became Vice President—Chief Legal Officer and Secretary effective July 31, 2013. For calendar year 2014 the Compensation Committee established, beginning in March 2014, an annual base salary of $325,000, 2014 discretionary bonus compensation of at least $50,000, and an annual grant of 3,300 DSUs which vest at the rate of 20 percent each year commencing one year from the date of the grant. After the conclusion of the fiscal year, after considering Company and individual performance, the Committee determined that Mr. Kuhns’ 2014 discretionary bonus would be $100,000. During 2014, Mr. Kuhns also received certain benefits and perquisites, including 401(k) matching contribution, health insurance, and an automobile allowance, the aggregate cost of which for 2014 was approximately $29,000.

Compensation Process
The Compensation Committee is responsible for reviewing the performance of our executive officers in achieving our long-term business objectives, and ensuring that such executives are compensated consistent with those objectives, as well as competitive practices. The Committee provides oversight and guidance in the development of compensation and benefit programs for our senior executives, and confirms that compensation paid to those NEOs who have employment agreements is in compliance with the agreements.
Compensation “tally sheets” for each of the NEOs were reviewed by the Compensation Committee. The tally sheets reflected dollar amounts of all components of the NEOs’ 2014 compensation, including base salary, annual and long-term performance-based incentive awards, annual equity-based awards, personal benefits, perquisites and, where applicable, potential change-in-control severance payments. Based on the Compensation Committee’s review of the tally sheets, the Compensation Committee determined that the amounts of compensation paid to our NEOs for 2014 were reasonable, and were appropriate based on our financial results of operations and the individual performance of each of the executives. The Compensation Committee intends to review compensation tally sheets on an annual basis.
Pay Governance, LLC, an independent compensation consultant, assisted the Compensation Committee in developing the compensation programs for Messrs. Lippert, Mereness and Giordano for the period 2012-2014, and the revised program and relocation package for Mr. Giordano for 2013-2014. See “2014 Executive Performance and Compensation” on page 23 of this Proxy Statement. Pay Governance, LLC provided no services or advice to any executive or employee of the Company, and provided no other services to the Company for 2014. In July 2013, the Committee engaged Exequity LLP, an independent consultant that reports directly to the Committee. Exequity’s role is to provide the Committee with ongoing general advisory services, which may include assistance with review of executive pay proposals and program designs, various data analyses, support with respect to relevant legal and regulatory considerations impacting executive compensation and benefit programs, and updates on market trends. A representative of Exequity regularly attends the Committee meetings and provides data and advice to the Committee throughout the year. Exequity LLP provides no services or advice to any executive or employee of the Company, and provided no other services to the Company for 2014. The Committee is empowered to retain or replace Exequity LLP or to hire additional consultants at any time.
The Compensation Committee periodically reviews our compensation policy utilizing both internal and external sources of information and analysis relating to financial results of operations, individual performance, long-term return to stockholders, compensation related risk assessment, and compensation afforded by other employers to comparable-level executives. If appropriate, changes are recommended. Our pay-for-performance incentive compensation programs have over many years effectively linked executive compensation to our long-term and short-term performance.
2015 Executive Compensation Program
In February 2015, in consultation with Exequity LLP and following discussions with the CEO, the Compensation Committee approved a new compensation arrangement for the senior officers of the Company and its wholly-owned subsidiary Lippert Components for fiscal year 2015, including with respect to named executive officers of the Company, that, in addition to base salary, includes an annual management incentive program and value-based equity awards consisting of performance stock awards and time-based deferred stock awards. Base salaries for fiscal year 2015 were generally increased by 5 percent in recognition of the Company’s performance, and will be reviewed and adjusted on an annual basis.
In conjunction therewith, the Committee approved and adopted a form of Executive Employment Agreement for senior officers that have an initial three year term with automatic one-year renewals, and that provide severance payments or other benefits under certain circumstances following termination. In the event of a termination by the Company without cause (as defined in the agreement) or by the executive for good reason (as defined in the agreement), the agreement provides that the Company’s most senior executive officers would be entitled to severance compensation consisting of two years base salary, an amount equivalent to two times his or her average bonus of the prior three years (with the average capped at current base salary), as well as a proportionate amount of any payment due under the then-current management incentive plan and accelerated vesting of time-based equity awards. In the event of termination on account of disability or death, such officers would be entitled to compensation consisting of one year base salary, as well as a proportionate amount of any payment due under the then-current management incentive plan, accelerated vesting of time-based equity awards, and a proportionate amount of shares earned pursuant to performance-based equity awards. The agreement also includes restrictive covenants with respect to non-competition, non-solicitation and confidentiality.
The Committee also approved the 2015 Annual Incentive Program for the Company’s senior officers (the “2015 Program”), pursuant to the Drew Industries Incorporated Equity Award & Incentive Plan, as amended and restated. Under the 2015 Program, participants earn annual performance-based incentive compensation based on the results of the Company financial performance measurements for the program year, which for 2015 may be based on goals for return on invested capital (“ROIC”) or return on net assets (“RONA”). With respect to the Company's most senior officers, 10 percent of the incentive award is also based on revenue growth targets. Once the bonus payment amount is determined, payment will be made in cash up to twice the participant’s base salary, and any excess will be paid out half in cash and half in DSUs with a minimum deferral period of one year. The 2015 Program includes, among other provisions, termination and clawback provisions.
The Committee further approved terms and conditions for long-term incentive grants of performance shares and DSUs pursuant to the Plan, and adopted new forms of performance stock award and deferred stock award agreements setting forth those terms and conditions. The 2015 performance shares provide for full vesting of the awards after three years, subject to the rate of cumulative growth over a two-year measurement period of the Company’s adjusted diluted earnings per share (“EPS”) above a benchmark EPS of $2.61. The performance shares will require a 12 percent annualized growth rate in adjusted EPS to earn the target number of shares, and an 18 percent annualized growth rate to achieve the maximum opportunity of 150 percent of the target shares. The 2015 DSUs contain a time-based three year vesting schedule, with vesting occurring annually in one-third increments. For 2015, 67 percent of the equity awards for named executive officers are performance-based, and 33 percent vest over time alone. The award agreements include, among other provisions, termination, change-in-control, and clawback provisions.
Additional information regarding the 2015 executive compensation program, including the forms of executive employment agreement, performance stock award and deferred stock award, as well as a copy of the 2015 Annual Incentive Program, is available on the Company's Current Report on Form 8-K filed with the SEC on March 4, 2015.
Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with Management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

COMPENSATION COMMITTEE
Brendan J. Deely, Chairman
John B. Lowe, Jr.
James F. Gero
Frederick B. Hegi, Jr.
David A. Reed
Leigh J. Abrams
The foregoing Compensation Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the SEC nor shall this information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, except to the extent that the Company specifically incorporates it by reference into a filing.

Summary Compensation Table
The following table sets forth the annual compensation awarded to or earned by our named executive officers for the years ended December 31, 2014, 2013 and 2012:
SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Non-Equity Incentive Plan Compen- sation	Long-Term Incentive Compen- sation	All Other Compen- sation(5)	Total

Jason D. Lippert(1)	2014	$800,000	$—	$1,062,879	$1,338,495	$2,560,000	$24,569	$5,785,943
Chief Executive Officer	2013	$800,000	$—	$1,081,899	$1,311,931	$1,612,500	$30,196	$4,836,526
	2012	$800,000	$—	$1,076,648	$863,048	$1,344,000	$32,391	$4,116,087

Scott T. Mereness(2)	2014	$550,000	$—	$856,702	$994,686	$1,792,000	$25,948	$4,219,336
President	2013	$550,000	$—	$877,926	$980,094	$1,128,750	$22,299	$3,559,069
	2012	$550,000	$—	$743,887	$622,287	$940,800	$23,857	$2,880,831

Joseph S. Giordano III(3)	2014	$360,000	$—	$376,254	$339,150	$—	$30,641	$1,106,045
Chief Financial Officer and	2013	$340,000	$120,000	$477,871	$411,463	$—	$119,271	$1,468,605
Treasurer	2012	$300,000	$—	$219,600	$156,723	$398,100	$52,663	$1,127,086

Robert A. Kuhns(4)	2014	$320,833	$100,000	$154,506	$—	$—	$29,104	$604,443
Vice President-Chief Legal Officer	2013	$255,833	$50,000	$152,670	$—	$—	$1,455	$459,958
and Secretary

(1)
Stock Awards – the 2012 amount is comprised of 11,200 DSUs, 50 percent of which are performance-based, having a value of $341,600 on the date of grant, and performance-based incentive compensation of $63,048 paid in DSUs. In addition, in 2012, at the time Mr. Lippert entered into his employment agreement, Mr. Lippert was awarded performance-based DSUs representing 25,000 shares having a value of $672,000 on the date of grant. These DSUs began to vest when the annual profits of Lippert Components exceeded $67 million and vested proportionately until annual profits reached $87 million, at which point all such DSUs vested. The DSUs must be held for at least one year after vesting. The 2013 amount is comprised of 11,200 DSUs, 50 percent of which are performance-based, having a value of $569,968 on the date of grant, and performance-based incentive compensation of $511,931 paid in DSUs. The 2014 amount is comprised of 11,200 DSUs, 50 percent of which are performance-based, having a value of $524,384 on the date of grant, and performance-based incentive compensation of $538,495 paid in DSUs. See “Executive Compensation – Grants of Plan-Based Awards Table.”

Long-Term Incentive Compensation – each year during his Agreement, Mr. Lippert was granted long-term performance-based incentive compensation pursuant to which he can earn up to 50,000 shares of Common Stock (the “LTI Shares”) for the subsequent three-year period (the “Applicable Measurement Period”). If Adjusted EPS (as defined) for the third year of the Applicable Measurement Period exceeds the Benchmark EPS (as defined) by more than 20 percent, then Mr. Lippert is entitled to receive LTI Shares in proportion to the percentage increase in such Adjusted EPS over 20 percent up to a percentage increase of 40 percent. See “Executive Compensation – Compensation Discussion and Analysis – 2014 Executive Performance and Compensation.” Amount shown represents the three-year aggregate grant date fair value. See “Executive Compensation – Grants of Plan-Based Awards Table.”

(2)
Stock Awards – the 2012 amount is comprised of 8,800 DSUs, 50 percent of which are performance-based, having a value of $268,400 on the date of grant, and performance-based incentive compensation of $72,287 paid in DSUs. In addition, in 2012, at the time Mr. Mereness entered into his employment agreement, Mr. Mereness was awarded performance-based DSUs representing 15,000 shares having a value of $403,200 on the date of grant. These DSUs began to vest when the annual profits of Lippert Components exceeded $67 million and vested proportionately until annual profits reached $87 million, at which point all such DSUs vested. The DSUs must be held for at least one year after vesting. The 2013 amount is comprised of 8,800 DSUs, 50 percent of which are performance-based, having a value of $447,832 on the date of grant, and performance-based incentive compensation of $430,094 paid in DSUs. The 2014 amount is comprised of 8,800 DSUs, 50 percent of which are performance-based, having a value of $412,016 on the date of grant, and performance-based incentive compensation of $444,686 paid in DSUs. See “Executive Compensation – Grants of Plan-Based Awards Table.”

Long-Term Incentive Compensation – each year during his Agreement, Mr. Mereness was granted long-term performance-based incentive compensation pursuant to which he can earn up to 35,000 shares of Common Stock (the “LTI Shares”) for the subsequent three-year period (the “Applicable Measurement Period”). If Adjusted EPS (as defined) for the third year of the Applicable Measurement Period exceeds the Benchmark EPS (as defined) by more than 20 percent, then Mr. Mereness is entitled to receive LTI Shares in proportion to the percentage increase in such Adjusted EPS over 20 percent up to a percentage increase of 40 percent. See “Executive Compensation – Compensation Discussion and Analysis – 2014 Executive Performance and Compensation.” Amount shown represents the three-year aggregate grant date fair value. See “Executive Compensation – Grants of Plan-Based Awards Table.”

(3)
Salary – annual base salary of $300,000 through April 2013, and $360,000 for the balance of 2013 and 2014.

Stock Awards – the 2012 amount is comprised of 7,200 DSUs, 50 percent of which are performance-based, having a value of $219,600 on the date of grant. The 2013 amount is comprised of 7,200 DSUs, 50 percent of which are performance-based, having a value of $366,408 on the date of grant, and performance-based incentive compensation of $111,463 paid in DSUs. The 2014 amount is comprised of 7,200 DSUs, 50 percent of which are performance-based, having a value of $337,104 on the date of grant, and performance-based incentive compensation of $39,150 paid in DSUs. See “Executive Compensation – Grants of Plan-Based Awards Table.”

Long-Term Incentive Compensation – upon expiration of the three-year period January 1, 2012 through December 31, 2014 (the “Measurement Period”), Mr. Giordano is entitled to receive 225 DSUs for each 0.1 percent that the Company’s average return on invested capital (“ROIC”) for the Measurement Period exceeds 18 percent; provided, however, that the total number of DSUs cannot exceed 15,000 for the three-year Measurement Period. See “Executive Compensation – Compensation Discussion and Analysis – 2014 Executive Performance and Compensation.” Amount shown represents the three-year aggregate grant date fair value. See “Executive Compensation – Grants of Plan-Based Awards Table.”

(4)
Salary – annual base salary of $300,000 from the beginning of Mr. Kuhns’ employment in March 2013 through February 2014, and $325,000 for the balance of 2014. The 2013 amount includes $35,000 of salary, paid in DSUs for 2013 on Mr. Kuhns’ date of employment, which vest over three years. See “Executive Compensation – Grants of Plan-Based Awards Table.”

Stock Awards – the 2013 amount is comprised of 3,000 DSUs having a value of $152,670 on the date of grant and excludes $35,000 of salary paid in DSUs in lieu of cash compensation on Mr. Kuhns’ date of employment. The 2014 amount is comprised of 3,300 DSUs, 50 percent of which are performance-based, having a value of $154,506 on the date of grant. See “Executive Compensation – Grants of Plan-Based Awards Table.”

(5)	Includes the following payments the Company made to or on behalf of our NEOs:

Name	Year	401(k) Matching Contribution	Health Insurance	Other Perquisites(A)		Total All Other Compensation

Jason D. Lippert	2014	$10,400	$3,410	$10,759		$24,569
	2013	$10,200	$1,746	$18,250		$30,196
	2012	$10,000	$1,473	$20,918		$32,391

Scott T. Mereness	2014	$10,400	$3,410	$12,138		$25,948
	2013	$10,200	$1,746	$10,353		$22,299
	2012	$10,000	$1,473	$12,384		$23,857

Joseph S. Giordano III	2014	$10,400	$3,410	$16,831		$30,641
	2013	$10,200	$24,243	$84,828	(B)	$119,271
	2012	$10,000	$27,087	$15,576		$52,663

Robert A. Kuhns	2014	$10,400	$3,410	$15,294		$29,104
	2013	$—	$1,455	$—		$1,455

(A)	Other perquisites included personal use of a company car or auto allowance, spousal travel for Company events, reimbursement for relocation expenses, and long-term disability insurance.

(B)
In connection with the relocation of the corporate headquarters from White Plains, New York to Elkhart, Indiana, the Company reimbursed Mr. Giordano for expenses incurred in connection with his personal relocation to Indiana of $70,282 for 2013.

Grants of Plan-Based Awards Table
The following table summarizes the DSUs and stock awards granted to the NEOs in 2014, or earned by the NEOs in 2014 based on the achievement of specified annual performance criteria:
GRANTS OF PLAN-BASED AWARDS

								All Other Stock Awards: Number of Shares of Stock or Units		Grant Date Fair Value of Stock and Option Awards
		Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold		Target		Maximum

Jason D. Lippert(1)	2/26/2015	—		—		—		8,932	(2)	$538,495
	11/20/2014	—	(3)	—	(3)	5,600	(3)	5,600	(4)	$524,384
	1/1/2014	—	(3)	—	(3)	50,000	(3)	—		$2,560,000

Scott T. Mereness(1)	2/26/2015	—		—		—		7,376	(2)	$444,686
	11/20/2014	—	(3)	—	(3)	4,400	(3)	4,400	(4)	$412,016
	1/1/2014	—	(3)	—	(3)	35,000	(3)	—		$1,792,000

Joseph S. Giordano III(1)	2/26/2015	—		—		—		650	(2)	$39,150
	11/20/2014	—	(3)	—	(3)	3,600	(3)	3,600	(4)	$337,104

Robert A. Kuhns	11/20/2014	—	(3)	—	(3)	1,650	(3)	1,650	(4)	$154,506

(1)
Does not include the cash component of annual performance-based incentive compensation earned in 2014, which is calculated based on a formula as described in “Executive Compensation – Compensation Discussion and Analysis – 2014 Executive Performance and Compensation.” There is no threshold, target or maximum amount that could be earned with respect to such compensation. The amount paid for 2014 is disclosed in the Summary Compensation Table.

(2)	Performance-based incentive compensation earned in 2014, paid in DSUs in 2015 in lieu of cash compensation.

(3)
DSUs or stock awards that vest based on achievement of specified performance conditions. See “Executive Compensation - Compensation Discussion and Analysis - 2014 Executive Performance and Compensation”.

(4)	DSU awards that vest ratably each year on the first through the fifth anniversaries of the respective grant date.

Grants of Plan-Based Awards
In addition to equity awards granted as part of salary and performance-based incentive compensation, DSUs were awarded to employees in November 2014 (collectively, the “November 2014 DSUs”). We believe that the November 2014 DSUs granted to our executives and employees constitute an effective incentive to achieving long-term success of the Company, and are an important compensation component to our executives and employees. The number of DSUs is determined based upon the fair market value of the stock on the date granted. DSUs provide for the distribution of shares of our Common Stock, subject to earlier distribution upon death, disability, certain instances of termination of employment without cause, or certain changes-in-control of the Company.
The number of the November 2014 DSUs granted to each of our NEOs for 2014 was a function of both (i) specific pre-established measures of corporate operating performance utilized to determine incentive awards pursuant to compensation arrangements, and (ii) consideration by the Compensation Committee of factors and events relative to the Company’s performance, the expense related to the November 2014 DSUs, resulting dilution, the element of motivation that equity awards provide, and other factors.
Prior to granting the November 2014 DSUs, the Compensation Committee determined the total number of shares that would be subject to the awards and the related value which would result in a reasonable expense to the Company relative to our operating results. The Committee then allocated the November 2014 DSUs for a portion of those shares to the Company’s NEOs. Mr. Lippert then allocated the remaining November 2014 DSUs among the other employees of Lippert Components, subject to approval of the Committee.
The 186,115 shares subject to the November 2014 DSUs which were granted to employees in 2014 represented 0.8 percent of the Company’s outstanding shares on the grant date. In November 2014, four NEOs received aggregate awards for 30,500 shares representing 16 percent of the total shares granted to all employees in 2014. The aggregate expense to the Company applicable to the November 2014 DSUs to the NEOs is $1,428,010, which will be expensed over the vesting term of the November 2014 DSUs. At least 50 percent of the November 2014 DSUs granted to each of the NEOs was performance-based.

Equity Award and Incentive Plan

On May 18, 2011, stockholders approved the Drew Industries Incorporated Equity Award and Incentive Plan, as Amended and Restated, and approved an amendment to the Plan on May 22, 2014. The Plan incorporates a range of compensation best practices, including the following key features:

•
No Repricing or Replacement of Options or Stock Appreciation Rights. The Plan prohibits, without stockholder approval, actions to reprice, replace or repurchase options or stock appreciation rights (“SARs”).

•	No In-the-Money Option or SAR Grants. The Plan prohibits the grant of options or SARs with an exercise price less than the fair market value of our Common Stock on the date of grant.

•
Double Trigger Accelerated Vesting/Payment Following a Change in Control. The Plan provides that if outstanding awards are assumed or substituted in connection with a change in control, accelerated vesting or payment of an award will occur only if employment is terminated involuntarily (other than for “Cause”) within two years of the change in control.

•
Dividend Equivalents Subject to Performance Conditions. Dividends and dividend equivalents payable with respect to the unvested portion of awards whose vesting is subject to the satisfaction of performance conditions will be subject to the same restrictions as the underlying shares or units.

•
No Liberal Share Counting. Shares delivered or withheld to pay the exercise price or satisfy a tax withholding obligation in connection with awards of options and SARs, shares repurchased by the Company using option exercise proceeds and any shares subject to a SAR that are not issued in connection with the stock settlement of the SAR upon its exercise may not be used again for new grants.

•	No Liberal Definition of “Change in Control.” No change in control would be triggered by stockholder approval of a business combination transaction.
The following description of the material features of the Plan is qualified in its entirety by reference to the full text of the Plan, a copy of which may be obtained from the Company.
Shares Available. Subject to adjustment in the event of stock splits, stock dividends, and other extraordinary events, the maximum number of shares available under the Plan is 3,208,632, reduced by shares subject to awards granted under the Plan, and granted under the previous 2002 Plan after December 31, 2010, by (i) 1.60 shares for each share subject to awards other than stock options and stock appreciation rights “(SARs)” and (ii) one share for each share subject to awards of stock options and SARs. Shares subject to awards under the Plan, and after December 31, 2010 under the 2002 Plan, that are cancelled, expired, forfeited, settled in cash, or otherwise terminated without delivery of shares to a participant, and shares tendered or withheld for tax withholding for awards other than stock options and SARs, will be added back to the shares available under the Plan as 1.60 shares for each share that is cancelled, expires, forfeited, settled in cash, otherwise terminated, or tendered or withheld.
The following shares will not be added to the shares available under the Plan: (i) shares subject to awards under the Plan, and shares subject to awards after December 31, 2010 under the 2002 Plan, that are tendered or withheld by us in payment of the exercise price of stock options and SARs, (ii) shares subject to awards under the Plan, and shares subject to awards after December 31, 2010 under the 2002 Plan, that are tendered or withheld by us for tax withholding with respect to stock options and SARs, (iii) shares subject to SARs under the Plan, and shares subject to awards after December 31, 2010 under the 2002 Plan, that are not issued in connection with the stock settlement of SARs, and (iv) shares reacquired by us after December 31, 2010 using cash proceeds from the exercise of stock options.
Shares subject to awards granted in substitution for awards of a company or business acquired by the Company or a subsidiary or affiliate will not count against the number of shares available under the Plan. In addition, shares remaining available under a plan approved by stockholders of a company acquired by the Company or a subsidiary or affiliate (adjusted to reflect the exchange or valuation ratio in the acquisition or combination) may be used for awards to employees of the acquired company under the Plan and will not reduce the shares available under the Plan. Shares delivered under the Plan may be either newly issued or treasury shares.
Limitation on Awards. The Plan includes limitations on awards to any one participant in order to qualify awards as performance-based compensation that is not subject to the limitation on deductibility under Code Section 162(m). Under this per-person limitation, no Participant may (i) be granted more than 1,000,000 shares subject to stock options or SARs in any 12-month period, (ii) earn for each 12 months in the vesting or performance period more than 500,000 shares for awards other than stock options and SARs that are intended to satisfy the performance-based compensation exception and are denominated in shares, and (iii) earn for each 12 months in the vesting or performance period more than $5,000,000 for awards other than stock options and SARs that are intended to satisfy the performance-based compensation exception and are denominated in cash. The share limitations are subject to adjustment for splits and other extraordinary corporate events.
The Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974.
Eligibility. Executive officers and other employees of the Company and its subsidiaries and affiliates, and independent Directors, consultants and others who provide substantial services to the Company and its subsidiaries and affiliates, are eligible to be granted awards under the Plan. In addition, any person who has been offered employment by the Company or a subsidiary or affiliate may be granted awards, but such prospective employee may not receive any payment or exercise any right relating to the award until he or she has commenced employment.
Administration. The Plan is administered by the Compensation Committee, except that the Board of Directors (“Board”) may appoint any other committee to administer the Plan and may itself act to administer the Plan. The Board must perform the functions of the Committee for purposes of granting awards to independent Directors. (References to the “Committee” in this discussion mean the Committee or the full Board exercising authority with respect to a given award.) Subject to the terms and conditions of the Plan, the Committee is authorized to select participants, determine the type and number of awards to be granted and the number of shares to which awards will relate or the amount of a performance award, specify times at which awards will be exercisable or settled, including performance conditions that may be required as a condition thereof, set other terms and conditions of such awards, prescribe forms of award agreements, interpret and specify rules and regulations relating to the Plan, and make all other determinations which may be necessary or advisable for the administration of the Plan.
The Committee may delegate to officers or managers of the Company or a subsidiary or affiliates (or committees thereof) the authority to take action on behalf of the Committee pursuant to the Plan, to the extent that the delegation will not result in loss of the exemptions under Section 16 of the Exchange Act and Code Section 162(m). Nothing in the Plan precludes the Committee from authorizing payment of other compensation, including bonuses based upon performance, to officers and employees, including the executive officers. The Plan provides that Committee members shall not be personally liable, and shall be fully indemnified, in connection with any action, determination, or interpretation taken or made in good faith under the Plan.
Stock Options and SARs. The Committee is authorized to grant stock options, including both incentive stock options, which can result in potentially favorable tax treatment to the participant, and non-qualified stock options (“Non-Qualified Stock Option”), and SARs entitling the participant to receive the excess of the fair market value of a share on the date of exercise or other specified date over the grant price of the SAR. The exercise price of a stock option and the grant price of an SAR are determined by the Committee, but may not be less than the fair market value of the shares on the date of grant. The maximum term of each stock option or SAR, the times at which each option or SAR will be exercisable, and provisions requiring forfeiture of unexercised options or SARs at or following termination of employment or upon the occurrence of other events, are fixed by the Committee, subject to a restriction that no stock option or SAR may have a term exceeding ten years. At the discretion of the Committee, stock options may be exercised by payment of the exercise price in cash, shares or broker-assisted cashless exercise procedures. Methods of exercise and settlement and other terms of SARs will be determined by the Committee.
No Repricing. The Plan prohibits the repricing of stock options and SARs (other than to reflect stock splits, stock dividends, large, special and non-recurring dividends or other distributions, and other extraordinary events, or in connection with a change-in-control of the Company) unless stockholder approval is obtained. For purposes of the Plan, a “repricing” means a reduction in the exercise price of a stock option or the grant price of a SAR, the cancellation of a stock option or SAR in exchange for cash or another award, or any other action with respect to a stock option or SAR that could be characterized as a repricing under NYSE rules.
Restricted Stock and Deferred Stock Units. The Committee is authorized to make awards of restricted stock and deferred stock units. Prior to the end of the restricted period, shares received as restricted stock may not be sold or disposed of by participants, and may be forfeited in the event of termination of employment or failure to achieve performance goals. The restricted period is established by the Committee but may not be less than one year. An award of restricted stock entitles the Participant to all of the rights of a stockholder of the Company, including the right to vote the shares and the right to receive any dividends thereon (except if the award vests based on the achievement of performance goals; see “Dividends and Dividend Equivalents” below), unless otherwise determined by the Committee.
Deferred stock units give participants the right to receive shares at the end of a specified deferral period, subject to forfeiture of the award in the event of termination of employment under certain circumstances prior to the end of a specified period (which need not be the same as the deferral period). Awards of deferred stock units shall be made in a manner consistent with Code Section 409A. An award of deferred stock units will specify (1) permissible payment events, i.e., separation from service, death, disability, a specified time or pursuant to a fixed schedule; a change-in-control of the Company or an unforeseeable emergency, (2) the date on which payment shall be made or begin and (3) the form of payment (i.e. in a lump-sum or installments). If the Committee determines that the participant is a “specified employee” (within the meaning of Code Section 409A(a)(2)(B)(i)(D)), payments or deliveries of shares or other consideration in satisfaction of an award of deferred stock units may not be made until six months after the participant’s separation from service from the Company and all subsidiaries.
Bonus Shares and Awards in Lieu of Cash Obligations. The Committee is authorized to grant shares as a bonus free of restrictions, or to grant shares or other awards in lieu of the Company’s obligations under other plans or compensatory arrangements, subject to such terms as the Committee may specify.
Performance-Based Awards. The Committee may grant performance awards denominated as a cash amount, a number of shares or other awards that may be earned based on achievement of performance goals consisting of one or more business criteria and a targeted performance level with respect to such criteria. The Committee may also require satisfaction of performance goals as a condition of other awards being granted or becoming exercisable or settleable under the Plan. If so determined by the Committee, to satisfy the limitations on deductibility under Code Section 162(m), the business criteria used by the Committee in establishing performance goals applicable to performance awards to named executives will be selected from among the following: (1) revenues; (2) operating profit, earnings from operations, earnings before or after taxes, earnings before or after interest, depreciation, amortization, non-cash stock-based compensation or extraordinary or special items; (3) net income or net income per common share (basic or diluted); (4) return on assets, return on net assets, return on investment, return on capital, return on invested capital, or return on equity; (5) cash flow, free cash flow, cash flow per share, cash flow return on investment, or net cash provided by operations; (6) interest expense after taxes; (7) economic profit or economic value added models or equivalent metrics; (8) operating margin or gross margin; (9) stock price, comparisons with various stock market indices, or total stockholder return; (10) financial ratios, including those measuring liquidity, activity, profitability or leverage; (11) financing and other capital raising transactions; (12) working capital levels (or components thereof); and (13) strategic business criteria, consisting of one or more objectives such as market penetration, market share, geographic business expansion goals, cost targets, expense targets, customer satisfaction, employee satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology, in-licensing and out-licensing of intellectual properties, and goals relating to acquisitions, strategic partnerships, or divestitures.
The Committee may specify that any such criteria will be measured before or after extraordinary or nonrecurring items, before or after service fees, or before or after payments of awards under the Plan. The Committee may set the levels of performance required in connection with performance awards as fixed amounts, goals relative to performance in prior periods, goals compared to the performance of one or more comparable companies or an index covering multiple companies, or compared to industry statistics.
Other Terms of Awards. Awards may be settled in cash, shares, other awards or other property, in the discretion of the Committee. The Committee may require or permit participants to defer the settlement of all or part of an award in accordance with such terms and conditions as the Committee may establish, including payment or crediting of interest on any deferred amounts. The Committee is authorized to place cash, shares or other property in trusts or make other arrangements to provide for payment of the Company’s obligations under the Plan. The Committee may condition awards on the payment of taxes such as in cash or by withholding a portion of the shares or other property to be distributed or by receiving previously acquired shares or other property surrendered by the participant in order to satisfy tax obligations.
Dividends; Dividend Equivalents. Dividends on restricted stock that vests based on the achievement of performance goals must either not be paid, or be accumulated subject to the same restrictions and forfeiture risk as the restricted stock to which they relate and be paid when the restrictions and forfeitures lapse. Awards of deferred stock units may provide for dividend equivalents with respect to dividends on the shares subject to the award (either payable on a current basis, deferred, or credited as additional deferred stock units), provided that dividend equivalents on awards that vest based on the achievement of performance goals must either not be paid, or be accumulated subject to the same restrictions and forfeiture risk as the deferred stock units to which they relate and be paid when the restrictions and forfeitures lapse.
Vesting, Forfeitures and Acceleration. The Committee may, in its discretion, determine the vesting schedule of options and other awards, the circumstances that will result in forfeiture of the Awards, the post-termination exercise periods of stock options and SARs, and the events that will result in acceleration of the ability to exercise and the lapse of restrictions, or the expiration of any deferral period, on any award. In addition, the Plan provides that, in the event of a change-in-control, outstanding non-performance based awards that are assumed or substituted for by the successor company (or continued by the Company if it is the ultimate parent corporation) will immediately vest and be fully exercisable, any restrictions, deferral of settlement and forfeiture conditions of such awards will lapse if the participant’s employment terminates within 24 months following the change-in-control (or such other period set forth in the award agreement), unless otherwise provided by the Committee. If outstanding non-performance based awards are not assumed, substituted for or continued, on the change-in-control date the awards will immediately vest and be fully exercisable, any restrictions, deferral of settlement and forfeiture conditions of such awards will lapse. In the event of a change-in-control, to the extent specified in the award agreement, either (i) the goals under outstanding performance-based awards will be deemed to be met (in full or pro rata), or (ii) the awards will be converted into restricted stock or deferred stock units, based on achievement of the goals through the change-in-control date or based on target performance (full or pro rata) and vest based on continued service with the Company and as provided in the prior two sentences.

The Committee may in the event of a change-in-control (i) permit participants to elect to receive a cash payment in lieu of the shares subject to the award equal to (x) for stock options and SARs, the difference between the Change-in-Control Price and the exercise or grant price of the award, and (y) for other share awards the Change-in-Control Price, multiplied by the shares subject to the award; and (ii) cancel stock options and SARs in exchange for a payment in cash, stock or other property equal to the difference between the Change-in-Control Price and the exercise or grant price of the award multiplied by the shares subject to the award, including mandatory cancellation without payment if the exercise or grant price is less than the Change-in-Control Price (unless otherwise provided in the award agreement).
A change-in-control means (except as otherwise provided in an award agreement) (i) a change in ownership of the Company where any person or group acquires more than 50 percent of the voting power or fair market value of the Company’s securities; (ii) a change in the effective control of the Company which results from the acquisition by one or more persons acting as a group of 30 percent or more of the total voting power of the Company’s voting securities or replacement of a majority of the Board’s membership during any 12-month period by directors not endorsed by a majority of the Board before appointment or election; or (iii) a change in the ownership of a substantial portion of the assets of the Company which results from the acquisition by one or more persons acting as a group of all or substantially all of the Company’s assets.
Nontransferability of Awards. Awards under the Plan generally may not be pledged or otherwise encumbered and are not transferable except by will or the laws of descent and distribution, or to a designated beneficiary on the participant's death. The Committee may provide that a participant may transfer an award to certain family members, family trusts, or other family-owned entities, or for charitable donations under such terms and conditions determined by the Committee.
Clawback. The Committee may cancel outstanding awards and require the participant to repay to the Company all or a portion of the gain realized on the exercise of stock options or SARs and the value of other awards in the event of a restatement of the Company’s financial statements, or if the participant provides services to a business that competes with the Company’s business, discloses confidential information, engages in activity resulting in termination of service for cause or engages in other conduct that is determined to be injurious, detrimental or prejudicial to the Company.
Amendment and Termination of the Plan. The Board may amend, alter, suspend, discontinue, or terminate the Plan or the Committee’s authority to grant awards thereunder without stockholder approval unless stockholder approval is required by law, regulation, or stock exchange rule. Under these provisions, stockholder approval will not necessarily be required for amendments that might increase the cost of the Plan. Stockholder approval is required for any amendment which may (a) increase the maximum number of shares of stock covered by the Plan or change the class of employees who are eligible to receive awards under the Plan; (b) reduce the exercise price or grant price for stock options or SARs below the fair market value of the shares on the date of the grant of such stock options or SARs, or cancel any stock options or SARs in exchange for cash or another award; (c) extend beyond 10 years from the date of the grant the period within which any award may be exercised; (d) extend the period beyond the termination date of the Plan during which awards may be granted; or (e) increase the limits on awards to a participant that are intended to qualify as performance-based compensation under Code section 162(m).
It should be noted that the Board may at any time and from time to time, without approval of stockholders, unless required by applicable law, rule or regulation, amend the Plan including but not limited to, any amendments necessary to comply with Section 409A of the Code and any regulations or other guidance thereunder. Except as set forth in any award agreement or as necessary to comply with applicable law or avoid adverse tax consequences to some or all award recipients, no amendment of the Plan may materially and adversely affect any outstanding award under the Plan without the award recipient’s consent.
No awards may be made after the tenth anniversary of the effective date of the Plan, which was May 18, 2011. Unless earlier terminated, the Plan will terminate at such time that no shares reserved under the Plan remain available and the Company has no further rights or obligations with respect to any outstanding award.
Federal Income Tax Implications of the Plan
The following is a brief description of the federal income tax consequences generally arising with respect to awards that may be granted under the Plan.
In general, an employee to whom a Non-Qualified Stock Option is granted will recognize no income at the time of the grant of such option. Upon exercise of a Non-Qualified Stock Option, an employee will recognize ordinary income in an amount equal to the amount by which the fair market value of the shares on the date of exercise exceeds the exercise price of the Option. (Special rules may apply in the case of an employee who is subject to Section 16(b) of the Exchange Act.) The tax basis of such shares to such employee will be equal to the Option Price paid plus the amount includable in the employee‘s gross income, and the employee’s holding period for tax treatment for such shares will commence on the day on which the employee recognizes taxable income in respect of such shares. Subject to applicable provisions of the Code, and regulations thereunder, including those under Section 162(m) of the Code, the Company will generally be entitled to federal income tax deduction in respect of Non-Qualified Stock Options in an amount equal to ordinary income recognized by the employee. Any compensation includable in the gross income of an employee in respect of a Non-Qualified Stock Option will be subject to appropriate withholding of federal income and employment taxes.

In general, an employee to whom DSUs are granted will recognize no income at the time of the grant of such DSUs. Upon conversion of DSUs to Common Stock, an employee will recognize ordinary income in an amount equal to the fair market value of the shares on the date of conversion. (Special rules may apply in the case of an employee who is subject to Section 16(b) of the Exchange Act.) The tax basis of such shares to such employee will be equal to the fair market value of the shares on the date of conversion and the employee’s holding period for tax treatment for such shares will commence on the day on which the employee recognizes taxable income in respect of such shares. Subject to applicable provisions of the Code, and regulations thereunder, including those under Section 162(m) of the Code, the Company will generally be entitled to federal income tax deduction in respect of DSUs in an amount equal to ordinary income recognized by the employee. Any compensation includable in the gross income of an employee in respect of DSUs will be subject to appropriate withholding of federal income and employment taxes.
Under certain circumstances, the accelerated vesting or the cashout of Non-Qualified Stock Options or DSUs in connection with a change-in-control of the Company might be deemed an “excess parachute payment” for purposes of the golden parachute tax provisions of Section 280G of the Code. To the extent it is so considered, the employee may be subject to a 20 percent excise tax and the Company may be denied a tax deduction.
Section 162(m) of the Code limits the Company’s tax deduction to $1 million per year for compensation paid in a given year to the Chief Executive Officer and the three highest compensated executive officers other than the Chief Executive Officer at the end of the Company’s fiscal year (other than the Chief Financial Officer). According to the Code and corresponding regulations, compensation that is based on attainment of pre-established, objective performance goals and complies with certain other requirements will be excluded from the $1 million dollar deduction limitation. The Company’s policy is to structure compensation awards for covered executives that will be fully deductible where doing so will further the purposes of the Company’s executive compensation programs. However, the Committee also considers it important to retain flexibility to design compensation programs that recognize a full range of performance criteria important to the Company’s success, even where compensation payable under such programs may not be fully deductible. In 2014, all cash compensation paid to our NEOs was deductible.
As a condition to the grant, the Compensation Committee may require each employee to whom Non-Qualified Stock Options or DSUs have been granted to agree to pay to the Company, or make arrangements satisfactory to the Company, regarding the payment of Federal, state or local taxes of any kind required to be withheld. The Company also has the right, to the extent permitted or required by law, to deduct from any payment of any kind otherwise due the employee, Federal, state or local taxes of any kind required by law to be withheld.
The discussion set forth above does not purport to be a complete analysis of all potential tax consequences relevant to recipients of Non-Qualified Stock Options, DSUs or the Company or to describe tax consequences based on particular circumstances, and does not address the tax consequences of awards other than Non-Qualified Stock Options or DSUs, or state or local tax consequences. It is based on current federal income tax law and other authorities, which are subject to change at any time.
Outstanding Equity Awards at Fiscal Year-End
The following table summarizes the number of shares of Common Stock underlying outstanding options, and unvested DSUs and stock awards, held by each NEO as of December 31, 2014:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable(1)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units That Have Not Vested(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(4)

Jason D. Lippert	—	5,600	$13.67	11/29/16	—		$—	—		$—
	—	5,600	$17.17	11/15/17	—		$—	—		$—
	—	—	$—	—	3,703	(1)	$189,112	—		$—
	—	—	$—	—	4,658	(1)	$237,884
	—	—	$—	—	5,600	(1)	$285,992	5,600	(2)	$285,992
	—	—	$—	—	—		$—	50,000	(2)	$2,553,500
	—	—	$—	—	—		$—	34,309	(2)	$1,752,161

Scott T. Mereness	12,000	—	$13.49	11/18/15	—		$—	—		$—
	17,600	4,400	$13.67	11/29/16	—		$—	—		$—
	17,600	4,400	$17.17	11/15/17	—		$—	—		$—
	—	—	$—	—	2,910	(1)	$148,614	—		$—
	—	—	$—	—	3,660	(1)	$186,916
	—	—	$—	—	4,400	(1)	$224,708	4,400	(2)	$224,708
	—	—	$—	—	—		$—	35,000	(2)	$1,787,450
	—	—	$—	—	—		$—	23,912	(2)	$1,221,186

Joseph S. Giordano III	10,000	—	$13.49	11/18/15	—		$—	—		$—
	12,000	3,000	$13.67	11/29/16	—		$—	—		$—
	—	—	$—	—	1,654	(1)	$84,470	—		$—
	—	—	$—	—	2,381	(1)	$121,598	—		$—
	—	—	$—	—	2,995	(1)	$152,955
	—	—	$—	—	3,600	(1)	$183,852	3,600	(2)	$183,852

Robert A. Kuhns	—	—	$—	—	664	(3)	$33,910	—		$—
	—	—	$—	—	2,496	(1)	$127,471	—		$—
	—	—	$—	—	1,650	(1)	$84,266	1,650	(2)	$84,266

(1)
Option and DSU awards or stock awards, including dividends thereon, where applicable, that vest ratably each year on the first through the fifth anniversaries of the respective grant date or are performance-based. Options expire six years after grant.

(2)
DSUs or stock awards, including dividends thereon, where applicable, that vest based on achievement of specified performance conditions. See “Executive Compensation – Compensation Discussion and Analysis - 2014 Executive Performance and Compensation”.

(3)	DSU award that vests ratably each year on the first through the third anniversaries of the respective grant date.

(4)	Market value determined based on the closing market price of our Common Stock on December 31, 2014 of $51.07 per share, multiplied by the number of underlying shares not yet vested.

Option Exercises and Stock Vested
The following table presents the value realized by the NEOs on exercise of options and vesting of DSUs and stock awards in 2014:

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards

Name	Number of Shares Acquired On Exercise	Value Realized on Exercise(1)	Number of Shares Acquired On Vesting	Value Realized on Vesting(2)
Jason D. Lippert	37,880	$1,325,474	71,196(3)	$3,626,080

Scott T. Mereness	9,200	$374,670	51,660(4)	$2,630,501

Joseph S. Giordano III	2,000	$82,820	23,294(5)	$1,180,485

Robert A. Kuhns	—	$—	956	$45,960

(1)
Value realized calculated by multiplying the number of shares exercised by the difference between (a) either (i) the actual sales price of such shares acquired or exercised if such shares were sold simultaneously or (ii) the average of the high and low price of our Common Stock on the date of the option exercise as reported by the NYSE, if such shares acquired on exercise were not sold simultaneously, and (b) the exercise price of the stock option.

(2)	Value realized calculated by multiplying the number of shares vested by the closing price of our Common Stock as reported by the NYSE on the vesting date.

(3)	Includes time-based DSUs and performance-based DSUs and stock awards which vested in 2014. Receipt of 26,606 shares have been deferred for a period of one year or greater.

(4)	Includes time-based DSUs and performance-based DSUs and stock awards which vested in 2014. Receipt of 19,852 shares have been deferred for a period of one year or greater.

(5)	Includes time-based DSUs and performance-based DSUs which vested in 2014. Receipt of 18,008 shares have been deferred for a period of one year or greater.
To enhance the retention value of the Company’s executives, the Committee requires NEOs to hold for at least one year stock received upon exercise of vested stock options, unless the NEO already owns a number of shares at least equivalent to the shares to be sold by the NEO on exercise of options.
Nonqualified Deferred Compensation
The Company maintains an Executive Non-Qualified Deferred Compensation Plan (the “Deferral Plan”). The Company does not make any contributions to the Deferral Plan, but is responsible for certain costs of administration, which are not significant. Pursuant to the Deferral Plan, the NEOs are eligible to defer all or a portion of their earned base salary and incentive compensation. The Deferral Plan participant is fully vested in all deferred compensation and earnings credited to the participant’s account because the participant has made all the contributions. Pursuant to the Deferral Plan, payments to the participants will be made from the Company’s general unrestricted assets, and the obligations pursuant to the Deferral Plan are unfunded and unsecured.
The Deferral Plan participant’s account is deemed invested (not actually invested) among various deemed investment alternatives selected by the participant. The Company has elected to invest a portion of the compensation deferred by the participant in life insurance policies for the benefit of the Company. The investments within these life insurance policies track the deemed investments selected by the participant in order to generate the funds needed to make payments to the participants. The deemed investments selected by the participant determine the amount of earnings and losses that are credited to the participant’s account.

The following table summarizes activity in the Deferral Plan by those NEOs who participated in 2014:
NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in 2014(1)	Aggregate Earnings in 2014(2)	Aggregate Withdrawals/ Distributions in 2014	Aggregate Balance at December 31, 2014

Jason D. Lippert	$524,772	$191,060	$—	$3,504,995	(3)

Scott T. Mereness	$50,000	$13,262	$—	$190,974	(4)

(1)	These amounts have been included as Non-Equity Incentive Plan Compensation in the Summary Compensation Table.

(2)	Amounts represent earnings on the executives’ contributions, and have not been included the Summary Compensation Table.

(3)	Includes cumulative contributions by the participant of $2,993,206, as well as cumulative earnings of $511,789.

(4)	Includes cumulative contributions by the participant of $477,951, as well as cumulative losses of $74,235, and cumulative withdrawals of $212,740.

Potential Payments on Termination or Change-In-Control

Acceleration of Equity Awards
Pursuant to the Drew Industries Incorporated Equity Award and Incentive Plan, as Amended and Restated, in the event of a change-in-control (as defined in the Plan) resulting in termination (other than for cause) within two years of the change-in-control, or in the event of death or disability, all unexercisable equity awards, including those held by the NEOs, will become fully exercisable and vested, except to the extent granted pursuant to long-term incentive plans which would vest pro-rata. See “Equity Award and Incentive Plan – Vesting, Forfeitures and Acceleration”.
Termination of Employment

•	Jason D. Lippert, CEO

•	Scott T. Mereness, President

•	Joseph S. Giordano III, CFO and Treasurer

•	Robert A. Kuhns, CLO and Secretary

The Company has entered into separate “double-trigger” Change-in-Control Agreements (the “CIC Agreements”) with each of Messrs. Lippert, Mereness, Giordano and Kuhns (individually, the “Executive”). The CIC Agreements provide for severance payable upon a Company-initiated termination or a voluntary termination, within one year following, or 120 days prior to, a change-in-control, or a termination initiated by the Executive with good reason (defined as a reduction in the Executive’s compensation or a material change in the Executive’s authority and duty) within six months following a change-in-control. Change-in-control includes acquisition of 30 percent or more of the Company’s voting securities, or a merger resulting in a change in voting control of more than 50 percent of the voting power of the Company’s existing securities, or liquidation of the Company. The CIC Agreements provide that the Executive will receive his then effective salary, plus the average bonuses and long-term incentive compensation paid for the prior three years, for a period of two years if he is involuntarily terminated or voluntarily terminates for good reason, or one year if he voluntarily terminates without good reason, subject to certain adjustments, and certain other benefits. During the period for which the Executive would receive such severance payments, the payments will be reduced by any compensation and benefits received by the Executive from other employment or consulting activities for or on behalf of the person or entity, or their affiliates, who consummated the change in control.
In accordance with the employment and compensation arrangements in effect as of December 31, 2014, with the Chief Executive Officer, President, Chief Financial Officer and Chief Legal Officer:

(i)
If on account of physical or mental disability the Executive does not perform his duties for a continuous period of six months, the Company may, upon 30 days’ notice, terminate the Executive’s employment. For one year after termination, the Executive would have received the difference between the sum of his base salary over the amount of disability payments received, and other benefits in accordance with the Agreement. The Executive would also have received annual and long-term incentive compensation, proportionately with respect to the period prior to the date of termination.

(ii)
In the event of the Executive’s death, the Executive’s heir or designee would have been entitled to the base salary and benefits which the Executive would have received for the period ending one year from the date of death, and annual and long-term incentive compensation, proportionately with respect to the period prior to the date of death.

(iii)
In accordance with the employment and compensation arrangements in effect as of December 31, 2014, with Messrs. Lippert and Mereness, in the event the Company terminated their employment at any time during the last two years of the three-year term for other than “cause”, they would have received their base salary and benefits for two years from the date of termination, all unvested stock-based awards would have become fully vested, except for long-term performance-based awards, and they would have received annual and long-term incentive compensation proportionately with respect to the period prior to the date of termination.

(iv)
In the event the Company terminated Mr. Giordano’s or Mr. Kuhns’ employment for other than “cause”, or the Company relocated its corporate office and Mr. Giordano or Mr. Kuhns terminated his employment, Mr. Giordano or Mr. Kuhns would have received his base salary and benefits for one year from the date of termination, all unvested stock-based awards would have become fully vested, except long-term performance-based awards, and he would have received annual and long-term incentive compensation, proportionately with respect to the period prior to the date of termination.

Based on the employment and compensation arrangements in effect as of December 31, 2014, and assuming a hypothetical termination date of December 31, 2014, including the price of the Company’s Common Stock on that date, the benefits on termination or change-in-control for our NEOs would have been as follows:

Name / Benefit	Change-in-Control Involuntary Termination	Change-in-Control Voluntary Termination	Involuntary Termination Due to Disability(2)	Involuntary Termination Due to Death	Involuntary Termination Without Cause
Jason D. Lippert
Base salary	$1,600,000	$800,000	$800,000	$800,000	$1,600,000
Annual bonus	3,084,632	1,542,316	—	—	—
Long-term incentive bonus	3,630,936	1,815,468	—	—	—
Other benefits	26,206	13,103	22,627	22,627	47,006
Acceleration of unvested equity	1,375,860	1,375,860	1,375,860	1,375,860	1,375,860
Total Benefits(1)	$9,717,634	5,546,747	$2,198,487	$2,198,487	$3,022,866

Scott T. Mereness
Base salary	$1,100,000	$550,000	$550,000	$550,000	$1,100,000
Annual bonus	2,362,756	1,181,378	—	—	—
Long-term incentive bonus	2,543,468	1,271,734	—	—	—
Other benefits	28,274	14,137	23,661	23,661	49,074
Acceleration of unvested equity	1,081,066	1,081,066	1,081,066	1,081,066	1,081,066
Total Benefits(1)	$7,115,564	$4,098,315	$1,654,727	$1,654,727	$2,230,140

Joseph S. Giordano III
Base salary	$720,000	$360,000	$360,000	$360,000	$360,000
Annual bonus	705,300	352,650	—	—	—
Long-term incentive bonus	562,826	281,413	—	—	—
Other benefits	38,952	19,476	29,000	29,000	29,876
Acceleration of unvested equity	832,926	832,926	832,926	832,926	832,926
Total Benefits	$2,860,004	$1,846,465	$1,221,926	$1,221,926	$1,222,802

Robert A. Kuhns
Base Salary	$650,000	$325,000	$325,000	$325,000	$325,000
Annual Bonus	150,000	75,000	—	—	—
Other benefits	37,408	18,704	28,228	28,228	29,104
Acceleration of unvested equity	245,647	245,647	245,647	245,647	245,647
Total Benefits	$1,083,055	$664,351	$598,875	$598,875	$599,751

(1)
Deferred compensation balances are not included above as the Deferral Plan participant is fully vested in all deferred compensation and earnings credited to the participant’s account because the participant has made all the contributions.

(2)	Amounts payable by the Company will be reduced by the disability payments received by the Executive.

Going forward, the new form of Executive Employment Agreement approved by the Compensation Committee in February 2015 for senior officers provides severance payments or other benefits under certain circumstances following termination, that supersede and replace the employment and compensation arrangements that were in effect as of December 31, 2014. In the event of a termination by the Company without cause (as defined in the agreement) or by the executive for good reason (as defined in the agreement), the agreement provides that the Company’s most senior executive officers would be entitled to severance compensation consisting of two years base salary, an amount equivalent to two times his or her average bonus of the prior three years (with the average capped at current base salary), as well as a proportionate amount of any payment due under the then-current management incentive plan and accelerated vesting of time-based equity awards. In the event of termination on account of disability or death, such officers would be entitled to compensation consisting of one year base salary, as well as a proportionate amount of any payment due under the then-current management incentive plan, accelerated vesting of time-based equity awards, and a proportionate amount of shares earned pursuant to performance-based equity awards. The agreement also includes restrictive covenants with respect to non-competition, non-solicitation and confidentiality.
TRANSACTIONS WITH RELATED PERSONS
The Company currently has nearly 6,000 employees and seeks to employ the most qualified candidates. Consequently, the Company does not preclude the hiring of family members of incumbent Directors and executive officers. The compensation of each of the following employees was established in accordance with the Company’s employment and compensation practices applicable to employees with equivalent qualifications, experience and responsibilities.
During 2014, the Company employed Jason D. Lippert, as Chief Executive Officer of the Company, who received total salary and incentive compensation of $5,785,943 (see “Executive Compensation – Summary Compensation Table”), and at Lippert Components Jarod Lippert, Director of Marketing and Media, who received salary and bonus of $170,539. Jason D. Lippert and Jarod Lippert, brothers, have been employed by Lippert Components in excess of twenty-one and thirteen years, respectively.
Review, Approval or Ratification of Transactions with Related Persons
The Company’s written Guidelines for Business Conduct, applicable to all Directors, officers and management-level employees, provide that any interests or activities of a Director, officer or applicable employee that could, or could appear to, create a conflict of interest must be disclosed to the Chief Legal Officer of the Company. A conflict of interest exists if the Director, officer or applicable employee has any interests or activities outside the Company that he or she could benefit from to the detriment of the Company, or that could, or could appear to, influence his or her actions on behalf of the Company. The Company’s Governance Principles provide that if an actual or potential conflict of interest arises for a Director, the Director must promptly inform the Chief Executive Officer and the Chairman of the Board, or the Lead Director. The Audit Committee shall resolve any such conflicts. If a significant conflict exists and cannot be resolved, the Director should resign. All Directors must recuse themselves from any discussion or decision affecting their personal, business or professional interests. The Audit Committee shall resolve any conflict of interest question involving the Chief Executive Officer, President, Chief Financial Officer, or any other executive officer of the Company. The Chief Executive Officer is charged with resolving any conflict of interest issue involving any other officer or employee of the Company or its subsidiaries, and reports such conflicts of interest, if any, and the resolution thereof to the Audit Committee chair on a quarterly basis.
Indemnification
In accordance with Section 102(b)(7) of the Delaware General Corporate Law, the Company’s restated Certificate of Incorporation provides that no Director of the Company is liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the Director derived an improper personal benefit.
Additionally, Section 145 of the Delaware General Corporation Law empowers a domestic corporation to indemnify any of its officers, directors, employees or agents against expenses, including reasonable attorney’s fees, judgments, fines and amounts paid in settlement which were actually and reasonably incurred by such person in connection with any action, suit or similar proceeding brought against them because of their status as officers, directors, employees or agents of the Company if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company. If the claim was brought against any such person by or in the right of the Company, the Company may indemnify such person for such expenses if such person acted in good faith and in a manner reasonably believed by such person to be in or not opposed to the best interests of the Company, except no indemnity shall be paid if such person shall be adjudged to be liable for negligence or misconduct unless a court of competent jurisdiction, upon application, nevertheless permits such indemnity (to all or part of such expenses) in view of all the circumstances.
The Company’s Restated Certificate of Incorporation provides that the Company may indemnify its officers, Directors, employees or agents to the full extent permitted by Section 145 of the Delaware General Corporation Law. Accordingly, the Company has Indemnification Agreements with each of its Directors and executive officers. The agreements incorporate into contract the Company’s existing obligations for indemnification and advancement of indemnifiable expenses which currently are included in the Company’s Restated Certificate of Incorporation and Amended By-laws, and as provided by Section 145 of the Delaware General Corporation Law.

Management believes that it is in the best interests of the Company to make service to the Company more attractive to existing and prospective Directors and executive officers by virtue of the security afforded by contract.
Compensation Committee Interlocks and Insider Participation
During fiscal 2014, the Compensation Committee of our Board of Directors was comprised of Messrs. Deely, Lowe, Gero, Hegi, Reed and Abrams, all of whom are independent, outside directors. Edward W. Rose III was also a member of the Committee until his retirement from the Board in March 2015. No member of this Committee has had any relationship with our Company requiring disclosure in this Proxy Statement other than service as a director. No executive officer of the Company serves as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our Board of Directors or Compensation Committee, and there are no “interlocks”, as defined by the SEC.
Proposal 4. ADVISORY VOTE ON EXECUTIVE COMPENSATION
SEC rules require that the Company seek a non-binding advisory vote from its stockholders to approve the compensation of our NEOs as disclosed in this Proxy Statement in accordance with SEC rules.
Our executive compensation policy is designed to enable the Company to attract, motivate and retain highly-qualified senior executives by providing a competitive compensation opportunity based significantly on performance. Our intent is to provide fair and equitable compensation in a way that rewards executives for achieving specified financial goals. Our performance-related awards are structured to link a substantial portion of our executives’ total potential compensation to the Company’s performance on both a long-term and short-term basis, to recognize individual contribution, as well as overall business results, and to align executive and stockholder interests. Accordingly, we rewarded performance in excess of pre-established targets of earnings, return on assets, and profit growth in excess of a multiple of industry growth, and we avoided establishing goals that could divert our executives’ attention from the fundamentals of effective and efficient operations. A significant portion of the total compensation paid to our NEOs is in the form of long-term equity.
At the Annual Meeting of Stockholders held on May 22, 2014, our stockholders approved, in an advisory vote, the compensation paid to our NEOs for 2013. In the advisory vote, 79 percent of the votes cast voted in favor of the 2013 compensation. In addition, the Proxy Statement for the 2014 Annual Meeting contained a detailed description of the compensation plans adopted by the Company for the three-year period 2012-2014. The compensation paid to our NEOs for 2014 was paid in accordance with such plans.
We are requesting stockholder advisory approval of the compensation paid to our NEOs as disclosed in this Proxy Statement, including the disclosures under “Executive Compensation – Compensation Discussion and Analysis,” the compensation tables, and the related information and discussion. The vote is intended to address the overall compensation paid to our NEOs and the policies and practices described in this Proxy Statement.
The vote is advisory and therefore not binding on the Company or the Compensation Committee or the Board of Directors. However, we value the opinions of our stockholders, and we will carefully consider the outcome of the advisory vote on executive compensation when making future compensation decisions.
For the reasons stated, the Board of Directors recommends a vote FOR the following non-binding resolution:
“RESOLVED, that the compensation paid to the Company’s NEOs, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables, and related information and discussion, is hereby APPROVED.”
The affirmative vote of a majority of the votes cast at the Annual Meeting is required for advisory approval of the foregoing non-binding resolution. See “Voting Securities – Vote Required on Proposals”.
In light of the voting results with respect to the frequency of stockholder votes on executive compensation, the Company will hold an annual advisory vote on compensation of NEOs until the next stockholder advisory vote on frequency of stockholder votes on compensation of executives.

Proposal 5. APPOINTMENT OF AUDITORS
It is proposed that the stockholders ratify the appointment by the Board of Directors of KPMG LLP (“KPMG”) as independent auditors for the purpose of auditing and reporting on the consolidated financial statements and internal control over financial reporting of the Company for the year ending December 31, 2015. KPMG is an independent registered public accounting firm. It is expected that a representative of that firm will be present at the Annual Meeting of Stockholders to be held on May 21, 2015 and will be afforded the opportunity to make a statement and respond to appropriate questions from stockholders present at the Meeting.
Fees for Independent Auditors
The following is a summary of the fees billed to the Company by KPMG for professional services rendered for the fiscal years ended December 31, 2014 and 2013:

	2014	2013
Audit Fees:
Consists of fees billed for professional services rendered for the annual audit of the Company’s financial statements and for the reviews of the interim financial statements included in the Company’s Quarterly Reports	$978,200	$960,400

Audit-Related Fees:
Consists primarily of fees billed for assistance with regulatory filings and other audit related services and filings	$10,000	$—

Tax Fees:
Consists of fees billed for tax planning and compliance, assistance with the preparation of tax returns, tax services rendered in connection with acquisitions made by the Company and advice on other tax related matters	$3,500	$16,800

All Other Fees:
Other Services	$29,500	$—

Total All Fees	$1,021,200	$977,200
As part of its duties, the Audit Committee is required to pre-approve audit and non-audit services performed by the independent auditors in order to assure that the provision of such services does not impair the auditors’ independence. The Audit Committee does not delegate to Management its responsibilities to pre-approve services performed by the independent auditors.
In making its recommendation to ratify the appointment of KPMG LLP as the Company’s independent auditors for the year ending December 31, 2015, the Audit Committee has determined that the non-audit services provided by KPMG are compatible with maintaining the independence of KPMG LLP.
The affirmative vote of a majority of the votes cast at the Annual Meeting is required to ratify the appointment of KPMG. See “Voting Securities – Vote Required on Proposals”.
The Board of Directors recommends that you vote FOR ratification of the appointment of KPMG LLP as independent auditors for the year ending December 31, 2015.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee of the Board of Directors currently consists of David A. Reed, James F. Gero, Frederick B. Hegi, Jr., John B. Lowe, Jr., Brendan J. Deely and Leigh J. Abrams. Mr. Reed serves as Chairman of the Committee and has been determined by the Board of Directors to be an “audit committee financial expert” as defined by the SEC. The Committee is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls.
Management is responsible for the Company’s internal controls and the financial reporting process. KPMG LLP, the Company’s independent registered public accounting firm, is responsible for performing an audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board, and to issue a report thereon. KPMG is also responsible for issuing a report on the effectiveness of the Company’s internal control over financial reporting. As set forth in its Charter, the Committee acts only in an oversight capacity and relies on the work and assurances of Management and other advisors retained by the Company, and KPMG’s opinion on the Company’s consolidated financial statements.
The Committee has met and held discussions with Management and KPMG. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Committee has reviewed and discussed with Management their assessment of the effectiveness of the Company’s internal controls over financial reporting. The Committee reviewed and discussed with KPMG the consolidated financial statements, and KPMG’s evaluation of the Company’s internal controls over financial reporting. The Committee also discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended.
The Committee has received the written disclosures and the letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Committee concerning independence, and has discussed with KPMG their independence.
The Committee considered whether non-audit services provided by KPMG are compatible with maintaining their independence. The Committee concluded that non-audit services provided by KPMG during the year ended December 31, 2014, which consisted of tax planning and compliance, and other accounting and audit-related services, were compatible with KPMG’s independence.
Based on the Committee’s discussion with Management and KPMG and the Committee’s review of the representations of Management and the report of KPMG to the Committee, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC.

AUDIT COMMITTEE David A. Reed, Chairman James F. Gero Frederick B. Hegi, Jr. John B. Lowe, Jr. Brendan J. Deely Leigh J. Abrams
The foregoing report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC nor shall this information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, except to the extent that the Company specifically incorporates it by reference into a filing.

TRANSACTION OF OTHER BUSINESS
As of the date of this Proxy Statement, the only business which Management intends to present or knows that others will present at the Meeting is that set forth herein. If any other matter or matters are properly brought before the Meeting, or any adjournment or postponement thereof, it is the intention of the persons named in the form of Proxy solicited from holders of the Common Stock to vote the Proxy on such matters in accordance with their judgment, subject to NYSE rules.
STOCKHOLDER PROPOSALS
In order for a stockholder proposal to be considered for inclusion in the Company’s proxy statement for the Annual Meeting to be held in May 2016, the Company must receive the written proposal at its principal executive offices on or before December 12, 2015. The proposal must comply with SEC regulations regarding the inclusion of shareholder proposals in company-sponsored proxy materials. Additionally, in order for notice of a stockholder proposal to be considered timely for purposes of the Annual Meeting to be held in May 2016, all proposals which stockholders of the Company desire to have presented at the Annual Meeting to be held in May 2016 must be received by the Company at its principal executive offices on or before February 25, 2016.
Additional requirements relating to a notice of director nomination are described in this Proxy Statement under the caption “Proposal 3. Election of Directors – Director Qualifications and Selection Process.”

By Order of the Board of Directors

ROBERT A. KUHNS

Vice President-Chief Legal Officer and Secretary

April 10, 2015

DREW

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 20, 2015. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M91473-P59779

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DREW INDUSTRIES INCORPORATED

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
3. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) James F. Gero
02) Leigh J. Abrams
03) Frederick B. Hegi, Jr.
04) David A. Reed
05) John B. Lowe, Jr.
06) Jason D. Lippert
07) Brendan J. Deely
08) Frank J. Crespo
09) Kieran O'Sullivan

The Board of Directors recommends you vote FOR the following proposals:

		For	Against	Abstain
1.	Amendment of Certificate of Incorporation to increase authorized shares.	☐	☐	☐
2.	Amendment of Certificate of Incorporation to change the restrictions on the size of the board.	☐	☐	☐
4.	Advisory vote to approve the compensation of the named executive officers.	☐	☐	☐
5.	To ratify the appointment of KPMG LLP as independent auditors for the Company for the year ending December 31, 2015.	☐	☐	☐

Note: In their discretion, the persons named as Proxies are authorized to vote on any other business that may properly come before the 2015 Annual Meeting of Stockholders or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M91474-P59779

DREW INDUSTRIES INCORPORATED
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 21, 2015

The stockholder(s) hereby appoint(s) Jason D. Lippert and Joseph S. Giordano III, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Drew Industries Incorporated that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 A.M., Central Time, on May 21, 2015, at the Rosewood Crescent Hotel, 400 Crescent Court, Dallas, Texas 75201 and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF THIS PROXY IS PROPERLY EXECUTED BUT NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2, FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS (PROPOSAL 3), FOR PROPOSALS 4 AND 5 AND UPON ALL OTHER MATTERS, THE PROXIES WILL VOTE AS THEY DEEM IN THE BEST INTERESTS OF THE COMPANY.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Continued and to be signed on reverse side